Exhibit 4.65

SHARE PURCHASE AGREEMENT

Dated as of

March 2, 2010

by and between

SLAN LIMITED,

as Seller

AND

THE ADVISORY BOARD COMPANY,

as Buyer

i

	4.25	Labor and Employment Matters	31
	4.26	Formation; No Prior Activities	32
	4.27	Privacy	33
	4.28	Reorganization	33
	4.29	Excluded Agreements	33
	4.30	No Other Representation	34
5.	Pre-Closing Covenants		34
	5.1	Conduct of Business	34
	5.2	Access	36
	5.3	No Solicitation	37
	5.4	Regulatory and Other Authorizations	37
	5.5	Confidentiality	38
	5.6	Additional Efforts	38
	5.7	Financial Statements	38
	5.8	Affiliate Transactions	38
	5.9	Noncompetition	38
	5.10	Notification of Certain Matters	39
	5.11	Company Good Standing Certificate	39
	5.12	Concuity, Inc. Entity	39
6.	Post-Closing Covenants		39
	6.1	General	39
	6.2	Transition	39
	6.3	Employee Benefits	40
	6.4	Tax Matters	40
	6.5	Restrictive Covenants	43
	6.6	Post-Closing Financial Statements	46
	6.7	Ernst & Young Audit Work Papers	46
	6.8	HCA Agreement	47
7.	Closing Conditions		47
	7.1	Conditions to the Obligations of Buyer	47
	7.2	Conditions to the Obligations of Seller	48
8.	Termination		49
	8.1	Right to Terminate	49
	8.2	Effect of Termination and Abandonment	50
9.	Remedies for Breaches of This Agreement		50
	9.1	Survival of Representations and Warranties	50
	9.2	Indemnification Provisions for Buyer’s Benefit	51
	9.3	Indemnification Provisions for Seller’s Benefit	52
	9.4	Matters Involving Third Parties	52
	9.5	Determination of Adverse Consequences	53
	9.6	Materiality	54
	9.7	Exclusive Remedy	54

ii

	9.8	No Recourse	54
	9.9	Mitigation	54
10.	Miscellaneous		55
	10.1	Press Releases and Public Announcements	55
	10.2	No Third-Party Beneficiaries	55
	10.3	Entire Agreement	55
	10.4	Succession and Assignment	55
	10.5	Counterparts	55
	10.6	Headings	56
	10.7	Notices	56
	10.8	GOVERNING LAW	57
	10.9	SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL	57
	10.10	Amendments and Waivers	57
	10.11	Severability	58
	10.12	Expenses	58
	10.13	Construction	58
	10.14	Incorporation of Exhibits, Annexes, and Schedules	58
	10.15	Specific Performance	58
	10.16	Parent Guaranty	58
	10.17	Further Assurances	61
EXECUTION			62

iii

SHARE PURCHASE AGREEMENT

This Share Purchase Agreement (this “Agreement”) is entered into as of March 2, 2010 by and among The Advisory Board Company, a Delaware corporation (“Buyer”), Slan Limited, a Cayman Islands company limited by shares (“Seller”) and, solely for purposes of Sections 5.3, 5.5, 6.5, 9.9 and 10.16, Trintech Group PLC, an Irish public limited company (“Parent”). Buyer and Seller shall be collectively referred to as the “Parties” and individually as a “Party.”

RECITALS

A. Parent owns all of the issued and outstanding Equity Interests (as defined herein) of Seller.

B. Seller owns all of the issued and outstanding Equity Interests of Actionzone Limited, a Cypriot private limited company (the “Company”).

C. The Company owns all of the issued and outstanding Equity Interests of Concuity Services, Inc., a Delaware corporation (the “Subsidiary”).

D. The Company and the Subsidiary own or have the right to use all of the assets of a separate business unit within Parent, which unit has operated under the name “Concuity” and which for purposes of this Agreement is hereinafter defined as the “Unit” and which is engaged in the business of providing revenue cycle management technology and services (including revenue recovery services) to healthcare organizations (such activities of the Unit hereinafter referred to as the “Business”).

E. Prior to the date hereof and in contemplation of the transactions contemplated hereby, Parent effected a reorganization of certain of its subsidiaries, pursuant to which all of the assets used or held for use solely by the Unit in the conduct of the Business as it is currently conducted or proposed to be conducted, wherever located (collectively, the “Assets”), were transferred to the Company and the Subsidiary in accordance with the transactions described on Exhibit A hereto (such transactions hereinafter referred to as the “Reorganization”).

F. This Agreement contemplates a transaction in which Buyer will purchase from Seller, and Seller will sell to Buyer, as legal and beneficial owner, one hundred percent (100%) of the Equity Interests of the Company free and clear of all Liens in return for cash.

TERMS AND PROVISIONS

In consideration of the premises and the mutual promises made in this Agreement, and in consideration of the representations, warranties, and covenants contained in this Agreement, the Parties agree as follows.

1. Definitions.

“Accredited Investor” has the meaning set forth in Regulation D promulgated under the Securities Act.

“Accounts Receivable” has the meaning set forth in Section 4.7.3.

“Acquisition Proposal” means a bona fide inquiry, offer or proposal received by Parent, Seller, the Company or the Subsidiary or any of their respective Affiliates or Representatives regarding any of the following (other than the transactions contemplated by this Agreement): (i) any merger, consolidation, share exchange, recapitalization, business combination or other similar transaction involving Seller, the Company, or the Subsidiary; (ii) any sale, lease, exchange, mortgage, pledge, transfer, license or other disposition, in whole or part, of ten percent (10%) or more of the assets, securities or business of Seller, the Company or the Subsidiary, in a single transaction or series of related transactions; (iii) any offer for ten percent (10%) or more of the capital stock of Seller, the Company or the Subsidiary; or (iv) any public announcement of a proposal, plan or intention to do any of the foregoing or any agreement to engage in any of the foregoing, in all cases, whether Seller, the Company or the Subsidiary, or any of their respective Affiliates, is the target.

“Adjustment Report” has the meaning set forth in Section 2.5.1.

“Adverse Consequences” means all actions, suits, proceedings, hearings, investigations, injunctions, judgments, orders, decrees, rulings, damages, dues, penalties, fines, settlements, liabilities, obligations, taxes, liens, losses, fees and costs and expenses, including court costs and reasonable attorneys’ fees and expenses.

“Affiliate” has the meaning set forth in Rule 12b-2 of the regulations promulgated under the Securities Exchange Act.

“Affiliated Group” means any affiliated group within the meaning of Code §1504(a) or any similar group defined under a similar provision of state, local or foreign law.

“Agreement” has the meaning set forth in the initial paragraph of this Agreement.

“Arbitrator” has the meaning set forth in Section 2.5.2.

“ARRA” means the Health Information Technology for Clinical Health Act provisions of the American Recovery and Reinvestment Act of 2009, Pub. Law No. 111-5 and its implementing regulations for which compliance is required as of the date of this Agreement and/or for which compliance becomes required on or before the Closing Date.

“Assets” has the meaning set forth in the Recitals above.

“Audited Financial Statements” has the meaning set forth in Section 4.7.1.

“Balance Sheet” has the meaning set forth in Section 4.7.1.

“Business” has the meaning set forth in the Recitals above.

“Buyer” has the meaning set forth in the initial paragraph of this Agreement.

“Buyer Indemnified Parties” means, collectively, Buyer and its Affiliates, and effective as of the Closing, the Company and the Subsidiary, and each of their respective officers, directors, employees, agents and representatives.

“Buyer Material Adverse Effect” means any condition, circumstance, development, occurrence, effect or change that would have a material adverse effect on the ability of Buyer to consummate the transactions contemplated by this Agreement.

“Closing” has the meaning set forth in Section 2.3.

“Closing Date” has the meaning set forth in Section 2.3.

“Code” means the Internal Revenue Code of 1986, as amended.

“Company” has the meaning set forth in the Recitals above.

“Company Employee” means all employees of the Company and the Subsidiary.

“Company Group” means Parent, Seller, the Company and the Subsidiary.

“Company Licenses” has the meaning set forth in Section 4.24.

“Company Share” means any share of the Company’s ordinary share capital, par value US$1.00 per share.

“Competing Activity” has the meaning set forth in Section 6.5.1.

“Continuing Employees” has the meaning set forth in Section 6.3.1.

“Contract” means any note, bond, mortgage, indenture, contract, lease, license, purchase order, sales order, memoranda of understanding or other agreement, undertaking or binding commitment, whether or not in written form.

“Customer Contracts” has the meaning set forth in Section 4.13.1(i).

“Deadline” has the meaning set forth in Section 2.2.2.

“Deductible” has the meaning set forth in Section 9.2.2.

“Disclosure Schedule” means the disclosure schedule of Seller dated as of the date hereof and delivered to Buyer on the date hereof.

“Dispute Period” has the meaning set forth in Section 9.4.2.

“Employee Benefit Plan” means any “employee benefit plan” (as such term is defined in ERISA §3(3)) and any severance, change in control or employment plan, program, or agreement, and vacation, incentive, bonus, stock option, stock purchase, and restricted stock plan, program, or policy sponsored or maintained by the Company or the Subsidiary, in which present or former employees of the Company or the Subsidiary participate.

“Employee Noncompetition Agreements” has the meaning set forth in Section 2.4.1(xiv).

“Environmental, Health, and Safety Requirements” shall mean all federal, state and local statutes, regulations, and ordinances concerning public health and safety, worker health and safety, and pollution or protection of the environment, including all those relating to the presence, use, production, generation, handling, transportation, treatment, storage, disposal, distribution, labeling, testing, processing, discharge, release, threatened release, control, or cleanup of any Hazardous Substances.

“Equity Interests” means any capital stock, other equity interest, other ownership interest or any securities or other interests convertible into or exchangeable or exercisable for capital stock, other equity interests, or other ownership interests, or any other rights, warrants or options to acquire any of the foregoing securities or interests of or in any Person.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means each entity that is treated as a single employer with the Company for purposes of Code §414.

“Escrow Agent” has the meaning set forth in Section 2.2.2.

“Estimate” has the meaning set forth in Section 2.5.

“Estimated Working Capital” has the meaning set forth in Section 2.5.

“Estimated Working Capital Adjustment” has the meaning set forth in Section 2.5.

“Estimated Purchase Price” has the meaning set forth in Section 2.2.

“Excluded Agreements” has the meaning set forth in Section 4.29.

“Final Working Capital” has the meaning set forth in Section 2.5.3.

“Financial Reporting Controls” means internal controls over financial reporting sufficient to provide reasonable assurances (a) that transactions are recorded as necessary (i) to permit preparation of financial statements in conformity with GAAP (subject to adjustments consistent with past practice) and (ii) to maintain accountability of assets and (b) that transactions are executed, and access to assets is permitted, in accordance with management’s general or specific authorizations.

“Financial Statements” has the meaning set forth in Section 4.7.1.

“Fundamental Representations” has the meaning set forth in Section 9.1.

“Funded Indebtedness” means, without duplication, as to the Company and the Subsidiary, the aggregate amount (including the current portions thereof) of (a) all indebtedness for money borrowed from Persons other than the Company or the Subsidiary, (b) that portion of obligations with respect to capital leases that is properly classified as a liability on a balance sheet in accordance with GAAP, (c) the principal amount of indebtedness of the Company or the Subsidiary evidenced by promissory notes, bonds or debentures, (d) all indebtedness of the type referred to in items (a), (b) and (c) above of a Person other than the Company or the Subsidiary which is guaranteed by the Company or the Subsidiary and (e) any unpaid interest owing on any of the foregoing, in each case, outstanding as of the Closing Date.

“GAAP” means United States generally accepted accounting principles as in effect from time to time.

“Governmental Entity” means any federal, state, municipal, local or foreign government, any political subdivision thereof or any court, administrative or regulatory agency, department, instrumentality, body or commission or other governmental or quasi-governmental authority, agency or entity, domestic or foreign.

“Hazardous Substances” means any chemical substance, hazardous substance or any toxic or hazardous material or waste, and including petroleum or any fraction thereof, toxic mold, methyl-tertiary butyl ether, lead-based paints, polychlorinated biphenyls or other wastes, substances, radiation, or materials that are listed or regulated under any Environmental, Health and Safety Requirements or which pose a hazard to human health, natural resources or the environment.

“HIPAA” means the Health Insurance Portability and Accountability Act of 1996 and its implementing regulations.

“Health Care Fraud and Abuse Laws” means the anti-kickback statute (42 U.S.C. § 1320a-7b), the civil money penalties statute (42 U.S.C. § 1320a-7a), the civil false claims act (31 U.S.C. §§ 3729-3733), any implementing regulation pursuant to any of the foregoing, and all similar or related state or local health care statutes and regulations, including, but not limited to, those state laws concerning kickbacks and false claims.

“Inbound Licenses” has the meaning set forth in Section 4.12.2.

“Income Tax” means any federal, state, local, or foreign tax measured by or imposed on net income, including any interest, penalty, or addition thereto. For the avoidance of doubt “Income Tax” includes any Irish taxes imposed under the provisions of the Taxes Consolidation Act 1997.

“Income Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Income Taxes, including any schedule or attachment thereto.

“Indemnified Party” has the meaning set forth in Section 9.4.1.

“Indemnifying Party” has the meaning set forth in Section 9.4.1.

“Indemnity Escrow Agreement” has the meaning set forth in Section 2.2.2.

“Indemnity Escrow Amount” has the meaning set forth in Section 2.2.2.

“Indemnity Escrow Fund” has the meaning set forth in Section 2.2.2.

“Information Privacy or Security Laws” means all applicable Laws concerning the privacy and/or security of Personal Information, including, where applicable, HIPAA, ARRA, state data breach notification Laws, state social security number protection Laws, the FTC Act, the Gramm Leach Bliley Act, the Fair Credit Reporting Act, the Fair and Accurate Credit Transaction Act and state consumer protection Laws.

“Intellectual Property” means all (i) patents (including all reissues, divisions, continuations and extensions thereof), trademarks, service marks, trade names, trade dress, logos, copyrights (including any extension thereof), and domain names (regardless of whether any such rights have been registered), (ii) registrations and applications for registration of any of the Intellectual Property listed in clause (i); (iii) maskworks, schematics, technology, know-how, trade secrets, formulas, compositions, technical data, designs, drawings, specifications, inventions, ideas, algorithms, processes, tangible or intangible, or intangible proprietary information or material; and (iv) to the extent not covered in the foregoing, all computer software programs, applications and databases (in both source code and object code form) (the “Software”) and related source code documentation and user manuals of the Company.

“Knowledge of Seller,” “Seller’s Knowledge” means the knowledge of Paul Byrne, Susan Meschbach, David Colf, Cyril McGuire or Joseph Seery, after reasonable due inquiry.

“Largest Vendor Contracts” has the meaning set forth in Section 4.13.1(ii).

“Law” means any foreign or domestic law, order, writ, judgment, decision, injunction, decree, ordinance, award, stipulation, statute, judicial or administrative doctrine, rule, charge, regulation or legally enforceable guidance or interpretation of a Governmental Entity.

“Leased Real Property” means all leasehold or sub-leasehold estates and other rights to use or occupy any land, building, structure, improvement, fixture, or other interest in real property that is used in the Business.

“Leases” means all leases, subleases, licenses, concessions and other agreements (written or oral), including all amendments, extensions, renewals, guaranties, and other agreements with respect thereto, pursuant to which the Company or the Subsidiary holds any Leased Real Property.

“Liability” or “Liabilities” means any debts, liabilities, commitments, obligations, duties or responsibilities of any kind and description, whether accrued, unliquidated, absolute or contingent, monetary or non-monetary, direct or indirect, known or unknown or matured or unmatured or any other nature.

“Liability Cap” means Four Million United States Dollars (US$4,000,000).

“Licensed Intellectual Property” means all Intellectual Property used in connection with the Business that is licensed to the Company.

“Lien” means any mortgage, pledge, lien, encumbrance, charge, or other security interest, other than (i) liens for taxes not yet due and payable or for taxes that the taxpayer is contesting in good faith through appropriate proceedings, (ii) purchase money liens and liens securing rental payments under capital lease arrangements, and (iii) other liens arising in the Ordinary Course of Business and not incurred in connection with the borrowing of money which do not interfere with or impair, in any respect, the present operation of the Business.

“Material Adverse Effect” or “Material Adverse Change” means any condition, circumstance, development, occurrence, effect or change that has had, or could reasonably be expected to have, a material adverse effect on the business, operations, assets, properties, results of operation or financial condition of the Company, the Subsidiary or the Business, or on the ability of Seller to consummate the transactions contemplated by this Agreement; provided that the following shall not be deemed to constitute, and the following shall not be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change any adverse change: any event, development, or effect arising from or relating to (i) the announcement of this Agreement or (ii) any adverse change in or effect on the business of the Company or the Subsidiary that is cured by Seller before the Closing Date; provided, however, that a Material Adverse Effect or Material Adverse Change will be deemed to have occurred if any attempts to cure the adverse change or effect (A) require Buyer to incur any incremental expenses after the Closing, (B) adversely affect or impact Buyer’s ability to operate the Business after the Closing or (C) adversely affect or impact Buyer’s rights to and ownership of any of the Assets after the Closing; and provided, further, that none of the following shall be deemed to constitute, and none of the following shall be taken into account in determining whether there has been, a Material Adverse Effect or Material Adverse Change unless the following disproportionately affect (relative to other businesses in the industry in which the Company and the Subsidiary operate) the Business: any adverse change, event, development, or effect arising from or relating to (a) general business or economic conditions that affect the national, regional or world economy, (b) national or international political or social conditions, including the engagement by the United States in hostilities, whether or not pursuant to the declaration of a national emergency or war, or the occurrence of any military or terrorist attack upon the United States, (c) financial, banking, or securities markets, (d) changes in United States GAAP, and (e) changes in law, rules, regulations, orders, or other binding directives issued by any Governmental Entity.

“Material Contracts” has the meaning set forth in Section 4.13.1.

“Objection Notice” has the meaning set forth in Section 2.5.2.

“Open Source” has the meaning set forth in Section 4.12.7.

“Ordinary Course of Business” means the ordinary course of business of the Business consistent with past custom and practice (including with respect to quantity and frequency) of the Unit.

“Outbound Licenses” has the meaning set forth in Section 4.12.2.

“Outside Termination Date” has the meaning set forth in Section 8.1(c).

“Owned Intellectual Property” means all Intellectual Property used in connection with the Business that is owned by the Company or the Subsidiary.

“Parent” has the meaning set forth in the initial paragraph of this Agreement.

“Parties” or “Party” has the meaning set forth in the initial paragraph of this Agreement.

“Person” means an individual, a partnership, a corporation, a limited liability company, an association, a joint stock company, a trust, a joint venture, an unincorporated organization, any other business entity or a Governmental Entity.

“Personal Information” means the information pertaining to an individual that is regulated or protected by one or more of the Information Privacy or Security Laws.

“Post-Closing Financial Statements” means, with respect to the Business, the audited consolidated balance sheet as of January 31, 2009 and January 31, 2010, and the audited consolidated statements of operations and cash flows for the fiscal years then ended prepared in accordance with GAAP and audited by Ernst & Young LLC (“Ernst & Young”) or another independent registered public accounting firm reasonably acceptable to Buyer.

“Purchase Price” has the meaning set forth in Section 2.2.1.

“Reorganization” has the meaning set forth in the Recitals above.

“Representatives” has the meaning set forth in Section 5.3.

“Required Consents” means (i) all of the written consents and approvals required to be obtained by Parent, Seller, the Company or the Subsidiary in connection with the transactions contemplated by this Agreement or required by any applicable Law, Governmental Entity or third party, and listed in Section 4.3.2 of the Disclosure Schedule, and (ii) the written consent of the Persons identified on Section 1(a) of the Disclosure Schedule to the transactions contemplated hereby.

“Securities Act” means the Securities Act of 1933, as amended.

“Securities Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Seller” has the meaning set forth in the initial paragraph of this Agreement.

“Seller Expenses” means any amounts incurred by the Company or the Subsidiary or any of their Affiliates for investment banking fees, accounting fees, legal fees, out of pocket expenses and costs in connection with this Agreement and all of the transactions contemplated by this Agreement.

“Special Escrow Agreement” has the meaning set forth in Section 2.2.3.

“Special Escrow Amount” has the meaning set forth in Section 2.2.3.

“Special Escrow Fund” has the meaning set forth in Section 2.2.3.

“Software Products” has the meaning set forth in Section 4.12.6.

“Straddle Period” has the meaning set forth in Section 6.4.1.

“Subject Agreement” means the agreement identified on Section 2.2.3 of the Disclosure Schedule.

“Subsidiary” has the meaning set forth in the Recitals above.

“Subsidiary Stock” has the meaning set forth in Section 4.6.

“Survival Period” has the meaning set forth in Section 9.1.

“Target Working Capital” means negative One Million Three Hundred Thousand United States Dollars (US -$1,300,000).

“Tax” means any federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental (including taxes under Code §59A), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto. For the avoidance of doubt, “Tax” includes any Irish taxes imposed under the provisions of Irish legislation including the Taxes Consolidation Act 1997, the Stamp Duties Consolidation Act 1999, the Capital Acquisitions Tax Consolidation Act 2003 and the Value Added Tax Act 1972.

“Tax Return” means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

“Third Party Claim” has the meaning set forth in Section 9.4.1.

“Transaction Documents” means this Agreement, the Indemnity Escrow Agreement, the Special Escrow Agreement, the Transition Services Agreement, the Employee Noncompetition Agreements and the Employment Agreement.

“Transition Services Agreement” has the meaning set forth in Section 6.2.

“Unaudited Financial Statements” has the meaning set forth in Section 4.7.1.

“Unit” has the meaning set forth in the Recitals above.

“Working Capital” means, with respect to the Company and the Subsidiary, their combined (without duplication) current assets (including deferred costs) minus their combined (without duplication) current liabilities (including deferred revenue and excluding Funded Indebtedness and Seller Expenses paid at the Closing), determined in accordance with GAAP and on a basis consistent with the accounting methods, practices and procedures used to prepare the Audited Financial Statements (to the extent not inconsistent with GAAP). Working Capital will be determined, for purposes of this Agreement, in accordance with the methodology described above and consistent with the example set forth in Exhibit H attached hereto.

2. Purchase and Sale of the Company Shares.

2.1 Purchase and Sale of the Company Shares. On and subject to the terms and conditions of this Agreement, Buyer agrees to purchase from Seller, and Seller agrees to sell to Buyer, one hundred percent (100%) of the Company Shares for the consideration specified below in this Section 2, free and clear of all Liens.

2.2 Estimated Purchase Price; Payment of Purchase Price; Escrow.

2.2.1 Buyer agrees to pay to Seller at the Closing an amount equal to Thirty Four Million Five Hundred Thousand United States Dollars (US$34,500,000), (i) minus an amount equal to Funded Indebtedness as of the Closing Date, (ii) minus the Indemnity Escrow Amount, (iii) minus the Special Escrow Amount, (iv) minus the amount of Seller Expenses paid at the Closing Date and (v) plus or minus the amount of the Estimated Working Capital Adjustment (such amount, the “Estimated Purchase Price” and as so adjusted pursuant to Section 2.5, the “Purchase Price”) by delivery of cash in the amount of the Estimated Purchase Price by wire transfer of immediately available funds to a bank account designated in writing to Buyer by Seller prior to the Closing.

2.2.2 At the Closing, Buyer shall pay Four Million United States Dollars (US$4,000,000) (the “Indemnity Escrow Amount”) by wire transfer of immediately available funds to SunTrust Bank, as escrow agent (the “Escrow Agent”), to be held pursuant to and in accordance with the indemnity escrow agreement in substantially the form attached hereto as Exhibit B-1 by and among Buyer, Seller and Escrow Agent (the “Indemnity Escrow Agreement”). The Indemnity Escrow Amount plus any interest or earnings thereon (the “Indemnity Escrow Fund”) shall be available for the purpose of securing any negative adjustment to the Purchase Price pursuant to Section 2.5.3 and to satisfy any amounts owed by Seller to Buyer or the Buyer Indemnified Parties pursuant to Section 9 and in accordance with the terms of this Agreement and the Indemnity Escrow Agreement. Two Million United States Dollars (US$2,000,000) of the Indemnity Escrow Fund, less (x) an amount sufficient to cover any outstanding and unpaid indemnification claims pursuant to Section 9 (whether disputed or undisputed) made on or prior to the nine-month anniversary of the Closing Date and (y) an amount sufficient to cover any negative adjustment to the Purchase Price pursuant to Section 2.5.3, shall be released by the Escrow Agent to Seller on the nine-month anniversary of the Closing Date and the remaining amount of the Indemnity Escrow Fund, less an amount sufficient to cover any outstanding and unpaid indemnification claim pursuant to Section 9 (whether disputed or undisputed) made on or prior to the release date described below in this Section 2.2.2, shall be released by the Escrow Agent to Seller on the date that is five business days after the satisfaction of the condition set forth in Section 2.2.3 of the Disclosure Schedule, provided, however, that if the condition set forth in Section 2.2.3 of the Disclosure Schedule has not been satisfied on or before 11:59 pm EST on December 31, 2011 (the “Deadline”), the amount of the Indemnity Escrow Fund up to Two Million United States Dollars (US$2,000,000) shall be released to Buyer within five business days after the Deadline and the remaining amount, if any, in excess of Two Million United States Dollars (US$2,000,000), less an amount sufficient to cover any outstanding and unpaid indemnification claim pursuant to Section 9 (whether disputed or undisputed) made on or prior to the Deadline shall be released to Seller, in each case within five business days after the Deadline; provided, further that if the condition in Section 2.2.3 of the Disclosure Schedule has not been satisfied on or before the 18-month anniversary of the Closing Date, any amount in the Indemnity Escrow Fund in excess of Two Million United States Dollars (US$2,000,000), less an amount sufficient to cover any outstanding and unpaid indemnification claim pursuant to Section 9 (whether disputed or undisputed) made on or prior to the 18-month anniversary of the Closing Date, shall be released to Seller.

2.2.3 At the Closing, Buyer shall pay Two Million United States Dollars (US$2,000,000) (the “Special Escrow Amount”) by wire transfer of immediately available funds to the Escrow Agent, to be held pursuant to and in accordance with the escrow agreement in substantially the form attached hereto as Exhibit B-2 by and among Buyer, Seller and Escrow Agent (the “Special Escrow Agreement”). The Special Escrow Amount plus any interest or earnings thereon (the “Special Escrow Fund”) shall be available to satisfy any amounts owed by Seller to Buyer if the condition set forth in Section 2.2.3 of the Disclosure Schedule is not met on or before the Deadline. If the condition set forth in Section 2.2.3 of the Disclosure Schedule is met on or before the Deadline, the Special Escrow Fund shall be released by the Escrow Agent to Seller on the date that is five business days after the satisfaction of the condition set forth in Section 2.2.3 of the Disclosure Schedule; provided, however, that if the condition set forth in Section 2.2.3 of the Disclosure Schedule has not been satisfied on or before the Deadline, the Special Escrow Fund shall be released by the Escrow Agent to Buyer within five business days after the Deadline.

2.3 Closing. Unless this Agreement shall have been terminated pursuant to Section 8 and subject to the satisfaction or, when permissible, waiver of the conditions set forth in Section 7, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place (i) at the offices of Scheef & Stone, L.L.P., 500 North Akard, Dallas, Texas 75201, commencing at 9:00 a.m. local time on April 1, 2010 or (ii) on such other date and/or at such other time and/or place as the Parties may mutually determine (the “Closing Date”).

2.4 Deliveries at Closing.

2.4.1 Seller’s Closing Deliveries. At the Closing, Seller shall deliver, or cause the Company and the Subsidiary to deliver, to Buyer (and, in the case of Section 2.4.1(iii), to the Escrow Agent and Buyer):

(i) the stock certificate(s) representing all Company Shares, endorsed in blank or accompanied by duly executed assignment documents;

(ii) a certificate of the Secretary of Seller, dated as of the Closing Date, certifying as to the (a) the incumbency of officers of Seller executing documents executed and delivered in connection herewith, (b) certified copies of the organizational documents, and any amendments thereto, of the Company and the Subsidiary and (c) a copy of the resolutions of the governing body of Seller, all in compliance with applicable Law, authorizing and approving the transactions contemplated hereunder;

(iii) the Indemnity Escrow Agreement, duly executed by Seller and the Escrow Agent;

(iv) written resignations of each of the directors and officers of the Company and the Subsidiary, each in form and substance reasonably satisfactory to Buyer;

(v) from each Person who, on or following the date hereof, holds any Funded Indebtedness or is owed any Seller Expenses, a pay-off letter in form and substance reasonably satisfactory to Buyer and such other evidence as Buyer may reasonably request to the effect that all such indebtedness of the Company and the Subsidiary has been paid in full and all Liens on the assets of the Company and the Subsidiary have been fully and finally released;

(vi) an affidavit of an officer of Seller, under penalties of perjury, stating that Seller is not and has not been a United States real property holding corporation, dated as of the Closing Date and in form and substance required under Sections 1.1445-2(c)(3) and 1.897-2(h) of the Treasury Regulations so that Buyer is exempt from withholding any portion of the Purchase Price;

(vii) a good standing certificate or equivalent certificate evidencing the good standing for the Subsidiary from the Governmental Entity controlling its jurisdiction of incorporation, dated as of a date not earlier than five business days prior to the Closing;

(viii) copies of all Required Consents;

(ix) the Transition Services Agreement, duly executed by Trintech, Inc.;

(x) all corporate books and records, including the minute books, stock ledgers and transfer records, the corporate seal and other materials related to the corporate administration of the Company and the Subsidiary;

(xi) noncompetition agreements in the form attached hereto as Exhibit C (the “Employee Noncompetition Agreements”) duly executed by each of the Company Employees identified on Section 2.4.1(xi) of the Disclosure Schedule;

(xii) an opinion of A&L Goodbody or such other counsel of Seller or Parent reasonably acceptable to Buyer with respect to the board of directors and shareholder approvals of Parent required to be obtained by Parent in connection with the transactions contemplated by this Agreement in the form attached hereto as Exhibit G;

(xiii) amended and restated employment agreement of the Company Employee identified on Section 2.4.1(xiii) of the Disclosure Schedule (the “Employment Agreement”);

(xiv) the Special Escrow Agreement, duly executed by Seller and the Escrow Agent; and

(xv) the Estimate of the Working Capital as of the Closing Date.

2.4.2 Buyer’s Closing Deliveries. At the Closing, Buyer shall deliver to Seller (and, in the case of Section 2.4.2(i), to the Escrow Agent and Seller):

(i) the Indemnity Escrow Agreement, duly executed by Buyer;

(ii) the Special Escrow Agreement duly executed by Buyer;

(iii) the Transition Services Agreement, duly executed by Buyer;

(iv) the Employee Noncompetition Agreements duly executed by Buyer; and

(v) the Estimated Purchase Price.

In addition, at the Closing Buyer shall deliver the Indemnity Escrow Amount and the Special Escrow Amount to the Escrow Agent.

2.5 Adjustments to Estimated Purchase Price. Not later than three days prior to the anticipated Closing Date, Seller shall deliver to Buyer Seller’s estimate (the “Estimate”) of the Working Capital as of the Closing Date (“Estimated Working Capital”) and any documentation substantiating Seller’s calculation of Estimated Working Capital. Seller shall prepare the Estimate in good faith in accordance with GAAP on a consistent basis with that used in the preparation of the Audited Financial Statements (to the extent not inconsistent with GAAP). If the Estimated Working Capital is less than the Target Working Capital, the Estimated Purchase Price shall be reduced dollar-for-dollar by the amount of such difference. If the Estimated Working Capital is greater than the Target Working Capital, the Estimated Purchase Price shall be increased by dollar-for-dollar by the amount of such difference. The amount of any such adjustment based on the Estimate shall be referred to herein as the “Estimated Working Capital Adjustment.”

2.5.1 As soon as is reasonably practicable after the Closing Date, but not more than 90 days after the Closing Date, Buyer shall prepare and deliver to Seller a report (the “Adjustment Report”) showing in reasonable detail Buyer’s computation of the Working Capital as of the Closing Date. The Adjustment Report shall be prepared in accordance with GAAP on a consistent basis with that used in the preparation of the Audited Financial Statements, and shall indicate the specific line items in the Estimate to which Buyer objects or with which Buyer disagrees.

2.5.2 Within 30 days after receipt of the Adjustment Report, Seller by written notice to Buyer may object to the computation of the Working Capital as set forth in the Adjustment Report, setting forth in such notice (the “Objection Notice”) Seller’s objection in reasonable detail to Buyer’s calculation of the Working Capital, and Seller’s proposal with respect to the calculation of the Working Capital. Within 20 days following timely delivery of the Objection Notice, Seller and Buyer shall attempt, in good faith, to resolve all disputes between them concerning the Objection Notice.

If Buyer and Seller cannot resolve such disputes within such 20-day period, then (i) the matters in dispute shall be determined by KPMG LLP or, if KPMG LLP is unavailable, another independent public accounting firm designated jointly by Seller and Buyer (the “Arbitrator”), and (ii) the Arbitrator shall be engaged by Seller and Buyer within five days following the expiration of such 20-day period.

Promptly, but not later than 30 days after acceptance of this appointment, the Arbitrator shall determine (based solely on presentations by Seller and Buyer to the Arbitrator, and not by independent review) only those items in dispute and will render its report as to its resolution of such terms and resulting calculations of the Working Capital as of the Closing Date. In determining each disputed item, the Arbitrator may not assign a value to such item greater than the greatest value for such item claimed by either Buyer or Seller or less than the lowest value for such term claimed by either Buyer or Seller.

Seller and Buyer shall cooperate with the Arbitrator in making its determination and such determination shall be conclusive and binding upon the Parties.

The losing party (as defined below) in any such arbitration shall pay all costs and fees (including reasonable attorneys’ fees and expenses) related to such determination by the Arbitrator, including the costs relating to any negotiations with the Arbitrator with respect to the terms and conditions of such Arbitrator’s engagement.

For purposes of this Section 2.5.2, as between Seller and Buyer, the “losing party” in any such determination shall mean the party whose proposed adjustment to the Estimated Purchase Price arising out of the calculation of Working Capital as at the Closing Date as set forth in the Adjustment Report, in the case of Buyer, or the Objection Notice, in the case of Seller, is farthest from the adjustment to the Estimated Purchase Price required by the determination of Working Capital as at the Closing Date, by the Arbitrator. If the difference between the adjustment to the Estimated Purchase Price arising out of the calculation of Working Capital proposed by Buyer and the adjustment to the Estimated Purchase Price arising out of the calculation of Working Capital determined by the Arbitrator is equal to the difference between the adjustment to the Estimated Purchase Price arising out of the calculation of Working Capital proposed by Seller and the adjustment to the Estimated Purchase Price arising out of the calculation of Working Capital determined by the Arbitrator, then Buyer and Seller shall each pay one-half of all costs and fees related to such determination by the Arbitrator (including reasonable attorneys’ fees and expenses, if any, incurred by the Arbitrator).

2.5.3 If Seller does not timely deliver an Objection Notice, then Seller shall be deemed to have accepted the calculation of the Working Capital as of the Closing Date as set forth in the Adjustment Report.

The term “Final Working Capital” shall mean (x) the Working Capital as of the Closing Date as set forth in the Adjustment Report if Seller accepts the Adjustment Report as delivered or does not timely deliver an Objection Notice, or (y) the Working Capital as of the Closing Date determined pursuant to Section 2.5.2 above, if Seller timely delivers an Objection Notice.

If the Final Working Capital is greater than the Estimated Working Capital, the Purchase Price shall be increased dollar-for-dollar by the amount of such difference and Buyer shall pay to Seller such difference, by wire transfer of immediately available funds, within 10 days after the Final Working Capital is finally determined. If the Final Working Capital is less than the Estimated Working Capital, the Purchase Price shall be decreased dollar-for-dollar by the amount of such difference and Seller shall pay to Buyer such difference, by wire transfer of immediately available funds, within 10 days after the Final Working Capital is finally determined; provided, however, if Seller shall fail to pay Buyer the amount of such difference within such 10 day period, Buyer shall be entitled to recover such amount from the Indemnity Escrow Fund.

3. Representations and Warranties Concerning Transaction.

3.1 Seller’s Representations and Warranties. Seller represents and warrants to Buyer as follows:

3.1.1 Organization of Seller. Seller is duly organized and validly existing as a company incorporated under the laws of the Cayman Islands and has all requisite corporate power and authority to own, lease and operate its respective properties and to carry on its business as now conducted. Seller has made available to Buyer accurate and complete copies of its organizational documents, as currently in effect.

3.1.2 Authorization of Transaction. Seller has full power and authority to execute and deliver this Agreement and the other Transaction Documents to which it is a party and to perform its obligations under this Agreement and the other Transaction Documents to which it is a party. Assuming due and valid authorization, execution and delivery hereof by Buyer, this Agreement has been duly executed and delivered by Seller and constitutes the valid and legally binding obligation of Seller, enforceable in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Seller need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement and the other Transaction Documents to which it is a party. The execution, delivery and performance by Seller of this Agreement and the other Transaction Documents to which Seller is a party and the performance of Seller of its obligations hereunder and thereunder have been duly authorized by all requisite corporate action of Seller and no other proceedings on the part of Seller are necessary to authorize the execution, delivery or performance of this Agreement and the other Transaction Documents to which Seller is a party.

3.1.3 Non-contravention. Neither the execution and the delivery of this Agreement or the other Transaction Documents to which Seller is a party, nor the consummation of the transactions contemplated hereby or thereby, will (i) constitute or trigger a material violation of any constitution, Law or other restriction of any Governmental Entity to which Seller is subject, (ii) violate any provision of Seller’s memorandum and articles of association, or other governing documents, or (iii) result in the imposition or creation of a Lien upon or with respect to the Company Shares.

3.1.4 Brokers’ Fees. Neither Parent nor Seller has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to William Blair & Company, L.L.C.

3.1.5 Company Shares. The authorized capital stock of the Company is accurately reflected in Section 3.1.5 of the Disclosure Schedule. Seller holds of record and owns beneficially all Company Shares, free and clear of any restrictions on transfer (other than restrictions under the Securities Act and state and international securities laws), taxes, Liens, options, warrants, purchase rights, and similar contracts, and commitments (other than pursuant to this Agreement). Each of the Company Shares is duly authorized, validly issued, fully paid and non-assessable. Seller is not a party to any option, warrant, purchase right, or other contract or commitment that could require Seller to sell, transfer, or otherwise dispose of any capital stock of the Company (other than this Agreement). Seller is not a party to any voting trust, proxy, or other agreement or understanding with respect to the voting of any capital stock of the Company. On the Closing Date, Seller shall transfer to Buyer good and valid title to the Company Shares, free and clear of all Liens (other than applicable federal, state and international securities law restrictions on transfer). The Company Shares constitute all of the outstanding Equity Interests of the Company.

3.1.6 Voting Requirements.

(a) The Board of Directors of Parent has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which Parent is a party, unanimously approved and declared advisable this Agreement and each other Transaction Document to which Parent is a party. No vote of the holders of the outstanding shares in the capital of Parent or other Equity Interests of Parent is necessary to approve, authorize and adopt this Agreement, the other Transaction Documents to which Parent is a party and the transactions contemplated hereby and thereby and, subject to fulfillment of the conditions set forth in Section 7, to consummate the transactions contemplated hereby and thereby.

(b) The Board of Directors of Seller has, either by written consent or at a meeting duly called and held prior to the execution of each Transaction Document to which Seller is a party, unanimously approved and declared advisable this Agreement and each other Transaction Document to which Seller is a party.

3.2 Buyer’s Representations and Warranties. Buyer represents and warrants to Seller as follows:

3.2.1 Organization of Buyer. Buyer is a corporation (or other entity) duly organized, validly existing, and in good standing under the laws of the jurisdiction of its incorporation or formation.

3.2.2 Authorization of Transaction. Buyer has full power and authority (including full corporate or other entity power and authority) to execute and deliver this Agreement and perform its obligations under this Agreement. Assuming due and valid authorization, execution and delivery hereof by Seller, this Agreement constitutes the valid and legally binding obligation of Buyer, enforceable against Buyer in accordance with its terms and conditions, except to the extent that enforceability thereof may be limited by bankruptcy, insolvency, reorganization and other similar applicable Laws affecting the enforcement of creditors’ rights generally and by general principles of equity. Buyer need not give any notice to, make any filing with, or obtain any authorization, consent, or approval of any Governmental Entity in order to consummate the transactions contemplated by this Agreement. The execution, delivery and performance of this Agreement and the other Transaction Documents to which Buyer is a party have been duly authorized by Buyer.

3.2.3 Non-contravention. Neither the execution and the delivery of this Agreement, nor the consummation of the transactions contemplated by this Agreement, will (i) violate any Law or other restriction of any Governmental Entity to which Buyer is subject, (ii) violate any provision of its charter, bylaws, or other governing documents or (iii) conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any agreement, contract, lease, license, instrument, or other arrangement to which Buyer is a party or by which it is bound or to which any of its assets is subject, except in the case of clauses (i) and (iii) of this Section 3.2.3, for any such violation, conflict, default or breach that would not have a Buyer Material Adverse Effect.

3.2.4 Brokers’ Fees. Buyer has no liability or obligation to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement, other than to Robert W. Baird & Co.

3.2.5 Investment. Buyer is not acquiring the Company Shares with a view to or for resale in connection with any distribution of the Company Shares within the meaning of the Securities Act.

3.2.6 Availability of Funds. Buyer has sufficient resources available to enable Buyer to pay the Purchase Price and to consummate the transactions contemplated by this Agreement.

4. Representations and Warranties Concerning the Company and the Subsidiary. Seller represents and warrants to Buyer as follows:

4.1 Organization, Qualification, and Corporate Power. The Company and the Subsidiary are corporations duly organized, validly existing, and in good standing under the laws of the respective jurisdictions of their incorporation. Except as set forth in Section 4.1 of the Disclosure Schedule, the Company and the Subsidiary are duly authorized to conduct business and are in good standing under the laws of each jurisdiction where such qualification is required, except where the lack of such qualification would not have a Material Adverse Effect. Each of the Company and the Subsidiary has full corporate power and authority to carry on the Business and to own and use the properties owned and used by it. Section 4.1 of the Disclosure Schedule lists the directors and officers of each of the Company and the Subsidiary. The Company and the Subsidiary have made available to Buyer accurate and complete copies of their respective organizational documents, as currently in effect, minutes of all meetings of directors and stockholders and certificates reflecting all actions taken by the directors or stockholders without a meeting, each with respect to the Business, and each is in full force and effect.

4.2 Capitalization. The entire authorized share capital of the Company consists of 13,610 ordinary shares, par value US$1.00 per share, of which 2,722 shares are in issue. No share capital of the Company is held in treasury. All of the Company Shares have been duly authorized, are validly issued, fully paid, and non-assessable, and are legally and beneficially held by Seller. There are no outstanding or authorized options, warrants, purchase rights, subscription rights, conversion rights, exchange rights, or other contracts or commitments that could require the Company to issue, sell, or otherwise cause to become outstanding any of its share capital. There are no outstanding or authorized stock appreciation, phantom stock, profit participation, or similar rights with respect to the Company. The Company Shares constitute all of the outstanding Equity Interests of the Company.

4.3 Non-contravention; Consents.

4.3.1 Neither the execution and the delivery of this Agreement and the other Transaction Documents, nor the consummation of the transactions contemplated hereby or thereby, will (i) violate any constitution, Law or other restriction of any Governmental Entity to which the Company or the Subsidiary is subject; (ii) violate any provision of the memorandum and articles of association or charter or bylaws of the Company and the Subsidiary (as the case may be); (iii) except as set forth in Section 4.3 of the Disclosure Schedule, conflict with, result in a breach of, constitute a default under, result in the acceleration of, create in any party the right to accelerate, terminate, modify, or cancel, or require any notice under any Contract, instrument, or other arrangement to which the Company or the Subsidiary is a party or by which either is bound or to which any of the Company’s or the Subsidiary’s assets is subject or (iv) result in the imposition of any material Lien upon any of such assets, except in the case of clauses (i) and (iii) of this Section 4.3.1, where the violation, conflict, breach, default, acceleration, termination, modification, cancellation, or failure to give notice would not have a Material Adverse Effect.

4.3.2 Except as set forth in Section 4.3.2 of the Disclosure Schedule, no notices, permits, consents, approvals, authorizations, qualifications or orders of any Governmental Entity or third party are required for the consummation by Seller of the transactions contemplated by this Agreement or the other Transaction Documents to which Seller is a party.

4.4 Brokers’ Fees. Neither the Company nor the Subsidiary has any Liability to pay any fees or commissions to any broker, finder, or agent with respect to the transactions contemplated by this Agreement.

4.5 Title to Assets; Sufficiency of Assets. The Company and the Subsidiary have good and marketable title to, or a valid leasehold interest in the Assets, free and clear of all Liens. Except as set forth on Section 4.5 of the Disclosure Schedule, the Assets constitute all of the tangible and intangible assets necessary to operate the Business in the manner presently operated by the Unit and include all of the operating assets that are used solely by the Unit in the conduct of the Business. As of the Closing, except as set forth on Section 4.5 of the Disclosure Schedule, neither Seller nor any Affiliate of Seller (other than the Company and Subsidiary) will own or otherwise possess any interest in the Assets. All of the tangible assets that are part of the Assets are in good operating condition and repair, and are suitable for the purposes for which they are used, normal “wear and tear” excepted.

4.6 The Subsidiary. The Company owns all the issued and outstanding shares of capital stock of the Subsidiary (the “Subsidiary Stock”). All of the issued and outstanding shares of capital stock of the Subsidiary have been duly authorized and are validly issued, fully paid, and non-assessable. Neither the Company nor the Subsidiary owns or has any right to acquire, directly or indirectly, any outstanding capital stock of, or other equity interest in, any other Person. The Subsidiary Stock constitutes all of the outstanding Equity Interests of the Subsidiary.

4.7 Financial Statements.

4.7.1 Attached as Exhibit D hereto are (i) the audited consolidated balance sheets of Parent and its subsidiaries (of which Seller is a wholly-owned subsidiary and the Company is a wholly-owned indirect subsidiary) as of January 31, 2009 (the “Balance Sheet”), January 31, 2008 and January 31, 2007 and the related consolidated statements of income, changes in stockholders’ equity, and cash flow as of and for the fiscal years then ended (collectively the “Audited Financial Statements”) and (ii) the unaudited consolidated balance sheet and statements of income, changes in stockholders’ equity and cash flow as of and for the nine month period ended as of October 31, 2009 (the “Unaudited Financial Statements” and together with the Audited Financial Statements, the “Financial Statements”). The Financial Statements (including the notes thereto) have been prepared in accordance with GAAP (except, in the case of the Unaudited Financial Statements, for the absence of footnotes and any year-end adjustments) on a consistent basis throughout the periods covered thereby and present fairly in all material respects the financial condition of the Company and the Subsidiary as of the dates thereof and the results of operations of the Company and the Subsidiary for the periods covered thereby (in each case, to the extent the Financial Statements address the same, it being understood that the Financial Statements were prepared on a consolidated basis and contain only cursory information regarding the Company and the Subsidiary).

4.7.2 All accounts, books and ledgers related to the Business, the Company and the Subsidiary are in all material respects properly and accurately kept, are complete in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein.

4.7.3 Each of the accounts, notes and other receivables and amounts owing to the Company or the Subsidiary reflected on the Financial Statements (the “Accounts Receivable”) (a) represents a bona fide arm’s length sale in the Ordinary Course of Business, (b) constitutes a valid claim of the Company or the Subsidiary, free and clear of all Liens and (c) is not subject to any valid claim or setoff or other defense or counterclaim.

4.7.4 The Company and the Subsidiary maintain Financial Reporting Controls. Since January 31, 2009, (i) there has been no change in the Financial Reporting Controls used by the Company and the Subsidiary that has materially affected such Financial Reporting Controls, and (ii) there is no weakness that has materially adversely affected the Company Group’s ability to record, process, summarize or report financial information.

4.7.5 Since January 31, 2009, no material complaints from any source regarding accounting, internal accounting controls or auditing matters relating to any member of the Company Group, and no material concerns from any employees of any member of the Company Group regarding questionable accounting or auditing matters relating to any member of the Company Group, have been received by any member of the Company Group or members of the management of the members of the Company Group. To Seller’s Knowledge, since January 31, 2009, no attorney representing any member of the Company Group, whether or not employed by such Person, has reported evidence of a material violation of securities Laws, breach of fiduciary duty or similar violation by such Person or any of its officers, directors, employees or agents to its chief legal officer, audit committee (or other committee designated for the purpose) or the board of directors of any member of the Company Group.

4.7.6 Section 4.7.6 of the Disclosure Schedule sets forth a full and complete list of all bank accounts and safe deposit boxes of the Company and the Subsidiary, the number of each such account or box, and the names of the Persons authorized to draw on such accounts or to access such boxes. All cash in such accounts is held in demand deposits and is not subject to any restriction as to withdrawal.

4.8 Events Subsequent to January 31, 2009. Except as set forth in Section 4.8 of the Disclosure Schedule, since January 31, 2009, the Business has been conducted in the Ordinary Course of Business and there has not been: (a) any event, occurrence or development which has had, or could reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect; or (b) any action taken that would have been prohibited by Section 5.1 of this Agreement if it had been taken between the date hereof and the Closing Date.

4.9 Legal Compliance. Except as set forth in Section 4.9 of the Disclosure Schedule, the Company and the Subsidiary currently comply and have complied, and the conduct of the Business currently complies and has complied, with all applicable Laws (including rules, regulations, codes, plans, injunctions, judgments, orders, decrees, rulings, and charges thereunder) of any Governmental Entity in all material respects. No member of the Company Group has received any notices of default or violation of any Law applicable to the Business, the Company or the Subsidiary. Section 4.9 of the Disclosure Schedule sets forth a correct and complete list of all consent decrees or other similar agreements entered into by each of the Company and the Subsidiary with any Governmental Entity currently in effect. No Governmental Entity has instituted, implemented, taken or, to Seller’s Knowledge, threatened to take, any other action against either the Company or the Subsidiary the effect of which, individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

4.10 Tax Matters.

4.10.1 The Company and the Subsidiary (and Seller, Parent and Trintech Inc. with respect to the Business) have filed all Income Tax Returns they were required to file, and have paid all Income Taxes due and owing, except where the failure to file Income Tax Returns or to pay Income Taxes would not have a Material Adverse Effect.

4.10.2 Since February 25, 2010, neither the Company nor the Subsidiary has ever been required to file an Income Tax Return or received an examination report or statement of deficiencies with respect to the Business.

4.10.3 Neither the Company nor the Subsidiary (nor Seller, Parent or Trintech Inc. with respect to the Business) has waived any statute of limitations in respect of Income Taxes or agreed to any extension of time with respect to an Income Tax assessment or deficiency.

4.10.4 Neither the Company nor the Subsidiary is a party to any Income Tax allocation or sharing agreement with any Person.

4.10.5 No balancing charge under Section 288 of the Irish Taxes Consolidation Act, 1997 shall be made on the Company on the disposal of any of its assets at their original cost for tax purposes.

4.10.6 None of the Intellectual Property is situated or could be considered to be situated in Ireland for the purposes of Tax.

4.11 Real Property.

4.11.1 Neither the Company nor the Subsidiary owns or has ever owned any freehold estate in real property.

4.11.2 Section 4.11.2 of the Disclosure Schedule sets forth the address of each parcel of Leased Real Property, and a true and complete list of all Leases for each such parcel of Leased Real Property. Seller has made available to Buyer a true and complete copy of each such Lease document and any modifications and addendums thereto. The Leased Real Property constitutes all of the real property used with respect to the Business.

4.11.3 Each Lease is in full force and effect and constitutes a legal, valid and binding obligation of the Company or the Subsidiary and, to the Knowledge of Seller, the other parties thereto. Neither the Company nor the Subsidiary has leased or sublet, as lessor, sublessor, licensor or the like, any of the Leased Real Property.

4.11.4 Neither the Company nor the Subsidiary nor, to Seller’s Knowledge, any other party to a Lease is in default under such Lease, and there has not occurred any event which (whether with or without notice, lapse of time or the happening or occurrence of any other event) would constitute a default.

4.11.5 No Lease is subject to any prime, ground or master lease, or Lien or interest which would entitle the interest holder to interfere with or disturb the Company’s or the Subsidiary’s rights under the Leases while the Company or the Subsidiary is not in default under the Lease.

4.11.6 To the Knowledge of Seller and the Subsidiary, there do not exist any pending or threatened condemnation or eminent domain proceedings, lawsuits or administrative actions that affect the Leased Real Property, and no member of the Company Group has received any written notice of the intention of any Governmental Entity or other Person to take or use any of the Leased Real Property.

4.11.7 The Company and the Subsidiary have reasonably adequate rights of ingress and egress with respect to the Leased Real Property and the improvements thereon pursuant to public streets and roads or by good, marketable and insurable appurtenant easements. The Company and the Subsidiary have access to all utilities, including electricity, sanitary and storm sewer, potable water, natural gas and other utilities, used in the operation of the Business at the Leased Real Property.

4.12 Intellectual Property. Except as set forth on Section 4.12 of the Disclosure Schedule, the Company or the Subsidiary owns or licenses (pursuant to Inbound Licenses as defined and scheduled pursuant to Section 4.12.2) all necessary rights to use the Intellectual Property used in the operation of the Business, all of which rights shall survive unchanged by the transactions contemplated by this Agreement. Except as set forth on Section 4.12 of the Disclosure Schedule, none of the Owned Intellectual Property nor the Licensed Intellectual Property is used by Seller.

4.12.1 Section 4.12.1 of the Disclosure Schedule sets forth a true and complete list of all registered Owned Intellectual Property and all material unregistered Owned Intellectual Property. The Owned Intellectual Property is not subject to any outstanding order adversely affecting any of the Company’s or the Subsidiary’s use thereof or rights thereto, or that would impair the validity or enforceability thereof, and there is no action pending, asserted or, to Seller’s Knowledge, threatened in writing against the Company, the Subsidiary or Seller concerning the ownership, validity, registerability, enforceability or use of, or right to use, any Owned Intellectual Property. The Company, the Subsidiary or Seller is shown on the records of the registrar of all registered Owned Intellectual Property as the sole owner thereof. All necessary registration, maintenance, renewal and other filing fees have been timely paid or filed with the relevant authority for the purpose of maintaining, perfecting or renewing any registrations included in the Owned Intellectual Property. To the Knowledge of Seller, all Owned Intellectual Property is valid and enforceable.

4.12.2 Section 4.12.2 of the Disclosure Schedule identifies each material license, agreement, or other permission that the Company or the Subsidiary has granted to any third party in any Owned Intellectual Property (“Outbound Licenses”), and each material license, agreement, or other permission that any third party has granted to the Company or the Subsidiary and each license, agreement, or other permission that an employee has granted (whether in writing, oral or implied) to the Company or the Subsidiary (collectively “Inbound Licenses”). Except as set forth in Section 4.12.2 of the Disclosure Schedule, each of the Inbound Licenses and the Outbound Licenses is in full force and effect and is valid and binding on all parties thereto. All of the Company’s and the Subsidiary’s use of Licensed Intellectual Property is in accordance with the terms of the applicable Inbound License. Except as set forth in Section 4.12.2 of the Disclosure Schedule, none of the Outbound Licenses grant any person any exclusive rights to or under any Owned Intellectual Property or the right to sublicense any Owned Intellectual Property. The Licensed Intellectual Property is not subject to any outstanding order adversely affecting any of the Company’s or the Subsidiary’s use thereof or rights thereto, or that would impair the validity or enforceability thereof, and there is no action pending, asserted or threatened in writing against the Company, the Subsidiary or Seller contesting or challenging the validity, enforceability or right to use any Licensed Intellectual Property.

4.12.3 To the Knowledge of Seller, the operation of the Business does not materially infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, and to the Knowledge of Seller there are no unresolved objections to the use and licensing of the Intellectual Property by the Company or the Subsidiary. There is no action pending or, to the Knowledge of Seller, threatened against the Company or the Subsidiary concerning any of the foregoing, nor has the Company, the Subsidiary, Seller or Parent received any notifications that a license under the Intellectual Property of a third party is or may be required.

4.12.4 The Company and the Subsidiary have taken reasonable measures consistent in all material respects with industry standards regarding information privacy, data security and the protection of trade secrets. To the Knowledge of Seller, no person is engaging or has engaged in any activity that materially infringes, misappropriates or otherwise violates or conflicts with any Owned Intellectual Property.

4.12.5 Section 4.12.5 of the Disclosure Schedule lists all Software used in the Business (other than widely available, off the shelf software with a license fee of $10,000 or less), and accurately identifies which of such Software is owned by the Company and which is licensed to the Company. Except as set forth in Section 4.12.5 of the Disclosure Schedule, no source code for any Software owned by the Company has been delivered, licensed, or is subject to any source code escrow obligation.

4.12.6 All aspects of the proprietary Software licensed to others by the Company or the Subsidiary (“Software Products”) and other material Intellectual Property used by the Company in the Business (other than Licensed Intellectual Property) has been developed by (i) employees within the scope of their employment, (ii) consultants who have assigned all right, title and interest to the Company or the Subsidiary, or (iii) third parties who have licensed sufficient rights to the Company or the Subsidiary pursuant to agreements identified in Section 4.12.2 of the Disclosure Schedule.

4.12.7 All Software Products perform substantially in accordance with their specifications, are free of all viruses, worms, Trojan horses and other infections or harmful routines that could reasonably be expected to disrupt their operation or have an adverse impact on the operation of other software programs or operating systems, and do not contain any bugs, errors, or problems that could reasonably be expected to disrupt their operation or have an adverse impact on the operation of other software programs or operating systems. Neither the Company nor the Subsidiary distributes any Software Products as “free software”, “open source software” or under a similar licensing or distribution model (“Open Source”). Except as set forth in Section 4.12.7 of the Disclosure Schedule, neither the Company nor the Subsidiary has (a) incorporated Open Source into, or combined Open Source with, Software Products; or (b) used Open Source in a manner that creates obligations for the Company and the Subsidiary, or grants to any third party any rights, with respect to other Intellectual Property.

4.13 Contracts.

4.13.1 Section 4.13.1 of the Disclosure Schedule sets forth, by applicable subsection, a correct and complete list of the following Contracts to which the Company and the Subsidiary is a party or by which the Assets are bound or which relate to the Business (hereinafter referred to as the “Material Contracts”):

(i) Contracts with customers (“Customer Contracts”);

(ii) Contracts with the largest non-employee suppliers/vendors that, in the aggregate, represent at least seventy percent (70%) of the total expenditures for the Company and the Subsidiary together for the period commencing February 1, 2009 and ending January 31, 2010 (in each case measured in terms of total expenditures by the Company and the Subsidiary as a whole during the 12 month period ended January 31, 2010) set forth in descending order based on total expenditures represented by each such supplier/vendor (the “Largest Vendor Contracts”);

(iii) all bonds, debentures, notes, mortgages or indentures or any other agreement that relates to indebtedness owed by the Company or the Subsidiary;

(iv) all guarantees of any bonds, debentures, notes, mortgages or indentures and any other guarantee of any obligation in excess of $10,000;

(v) any Contract involving an annual commitment or annual payment of more than $10,000;

(vi) any Contract relating to personal property used by the Company or the Subsidiary in the operation of its business involving annual payments by the Company or the Subsidiary in excess of $10,000;

(vii) any mortgage, pledge, indenture or security agreement or similar arrangement constituting a Lien upon the assets or properties of the Company or the Subsidiary;

(viii) any Contract for the sale or purchase of personal or real property having a value individually, with respect to outstanding sales or purchases thereunder, in excess of $10,000 or to purchase the Equity Interests or a material portion of the assets of any Person;

(ix) any Contract for capital expenditures in excess of $10,000 under which the Company or the Subsidiary will have any obligations after the date hereof;

(x) any Contract with any Governmental Entity;

(xi) any Contract pursuant to which the Company or the Subsidiary is licensed or otherwise permitted to use or hold for use intellectual property, and excluding licenses for commercial “off-the-shelf” or “shrink-wrap” software that has not been modified or customized for the Company or the Subsidiary;

(xii) any Contract that (a) restricts in any respect or contains limitations on the ability of the Company or the Subsidiary to compete in any line of business or to solicit customers, alternative suppliers, providers or any other business, anywhere in the world, or (b) contains any exclusivity provision binding on the Company or the Subsidiary;

(xiii) any joint venture agreements or agreements granting the Company or the Subsidiary an Equity Interest in another Person, shareholder agreements, voting agreements (either with respect to any capital stock of the Company or the Subsidiary or the appointment of directors of the Company or the Subsidiary), agreements providing for the indemnification of another Person by the Company or the Subsidiary (other than such Contracts with customers in which indemnification is provided in the Ordinary Course of Business) or guarantees of the indebtedness of another Person;

(xiv) any Contract between the Company, the Subsidiary or their respective Affiliates, on the one hand, and any employee, officer, director, shareholder or member of the Company, the Subsidiary or their respective Affiliates or any entity in which any of such Persons owns any beneficial interest (other than any publicly held corporation whose stock is traded on a national securities exchange or in the over-the-counter market and less than five percent (5%) of the stock of which is beneficially owned by any of such persons), on the other hand, including any Contract for the engagement of any Person on a consulting basis;

(xv) Contracts for, or setting forth any of the terms or conditions relating to, the employment or termination of employment of any officer, employee or consultant;

(xvi) any Contract for the purchase or sale of any assets not entered into in the Ordinary Course of Business;

(xvii) any Contract that is not disclosed under another subsection of Section 4.13.1 of the Disclosure Schedule and which provides for confidential treatment by the Company or the Subsidiary of third party information and which contains restrictions on the Company’s or the Subsidiary’s use of such information;

(xviii) any Contract that addresses the provisions for business associate contracts required by 45 C.F.R. 164.504 or 164.314(a)(1), as amended or ARRA;

(xix) any Contract affecting the consummation of the Reorganization;

(xx) any Contract that is not disclosed under another subsection of Section 4.13.1 of the Disclosure Schedule and under which the Company or the Subsidiary has agreed to indemnify any Person;

(xxi) any Contract pursuant to which any Person (other than a Company Employee) has agreed or has the right to resell, distribute or market the services or products (including the Software Products) of the Business or is otherwise entitled to remuneration on the sale or provision of any of the Business; and

(xxii) any Contract not otherwise disclosed in Section 4.13.1 of the Disclosure Schedule which is either material to the Business, taken as a whole, or was not entered into in the Ordinary Course of Business.

4.13.2 Except as set forth in Section 4.13.2, correct and complete copies, or written summaries in the case of Material Contracts that are verbal, including all amendments, waivers or modifications thereto, of each Material Contract have been made available to Buyer.

4.13.3 Except as set forth in Section 4.13.3 of the Disclosure Schedule, each Material Contract is valid and enforceable against the Company or the Subsidiary, as the case may be, and, to the Knowledge of Seller, against each other Person party thereto in accordance with its terms and is in full force and effect. The Company or the Subsidiary, as the case may be, has performed all of the obligations required to be performed by it to date under each Material Contract, and is not in default under such Material Contract. To the Knowledge of Seller, no other party to any of the Material Contracts is in default thereunder. Except as set forth in Section 4.13.3 of the Disclosure Schedule, no member of the Company Group has received from any counterparties in connection with any of the Material Contracts (i) any written notice that any such party intends to terminate any Material Contract; or (ii) any claim for damages or indemnification with respect to the products or performance of services pursuant to any Material Contract. Neither the Company nor the Subsidiary has any present expectation or intention of not fully performing any obligation pursuant to any Material Contract to which it is a party in a manner that would result in a breach of such Material Contract. To Seller’s Knowledge, there is no current breach or anticipated breach by any other party to any Material Contract.

4.13.4 Except as set forth in Section 4.13.4 of the Disclosure Schedule, since January 31, 2009, no party to any of the Customer Contracts or any of the Largest Vendor Contracts has provided notice to any member of the Company Group that it will terminate or materially reduce or has threatened to terminate or materially reduce its purchases from or provision of products or services to the Company or the Subsidiary.

4.14 Powers of Attorney. There are no outstanding powers of attorney executed by the Company or the Subsidiary.

4.15 Litigation. None of Seller, the Company, the Subsidiary or any of the Assets (i) is subject to any outstanding injunction, judgment, order, decree, ruling, or charge or (ii) is a party to any action, suit, proceeding, hearing, or investigation of, in, or before any Governmental Entity. To Seller’s Knowledge, there are no actions, suits, proceedings, arbitrations, hearings, or investigations of, in, or before any Governmental Entity threatened, against Seller, the Company, the Subsidiary or any of the Assets or that question the validity of this Agreement or of any action taken or to be taken by Parent or Seller in connection with this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby, nor does there exist any fact that might reasonably be expected to give rise to any such action, suit, proceeding, arbitration or investigation.

4.16 Employee Benefits.

4.16.1 Section 4.16.1 of the Disclosure Schedule lists each Employee Benefit Plan. No Employee Benefit Plan is a “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA). Neither the Company nor the Subsidiary has nor will it have as of the Closing any outstanding liability under Title IV of ERISA or has made contributions to any “multiemployer plan” (as such term is defined in Section 3(37) of ERISA) or a “defined benefit plan” (as such term is defined in Section 3(35) of ERISA) in the last six (6) years and no event or condition exists that could result in the imposition of any Liability on the Company or the Subsidiary or an ERISA Affiliate of the Company under Title IV of ERISA.

4.16.2 To the Knowledge of Seller, each such Employee Benefit Plan is in compliance in all respects with all applicable requirements of ERISA, the Code, and other applicable Laws and has been administered in all respects in accordance with the terms of such Employee Benefit Plan and the applicable requirements of such laws, except where the failure to comply would not have a Material Adverse Effect. No “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA) has occurred which involves the assets of any Employee Benefit Plan and which could subject the Company, the Subsidiary or any of the directors, officers or employees of the Company or the Subsidiary, or a trustee, administrator or other fiduciary of any trusts created under any Employee Benefit Plan to a tax or penalty on prohibited transactions imposed by Section 4975 of the Code or the sanctions imposed under Title I of ERISA.

4.16.3 Each such Employee Benefit Plan that is intended to meet the requirements of a “qualified plan” under Code §401(a) has received a determination letter from the Internal Revenue Service to the effect that it meets the requirements of Code §401(a).

4.16.4 No action, suit, proceeding, hearing, or investigation with respect to the administration or the investment of the assets of any such Employee Benefit Plan (other than routine claims for benefits) is pending.

4.16.5 No compensation payable by the Company or the Subsidiary to any employee of the Company or the Subsidiary under any existing Contract or Benefit Plan (including by reason of the transactions contemplated hereby) would be subject to disallowance under Section 162(m) or 280G of the Code or cause the imposition of any taxation under Section 409A of the Code.

4.16.6 All accrued Liabilities with respect to the Employee Benefit Plans of the Company as of the Closing Date are reflected in the Adjustment Report.

4.16.7 Except as set forth on Section 4.16.7 of the Disclosure Schedule, neither the execution and delivery of this Agreement or any of the transaction documents, nor the consummation of the transactions contemplated hereby or thereby will: (i) result in any payment becoming due to any Company Employee or former employee of the Company or the Subsidiary; (ii) increase any benefit for any Company Employee or former employee of the Company or the Subsidiary under any Employee Benefit Plan; or (iii) result in the acceleration of the time of payment or vesting of any such benefits under any Employee Benefit Plan for any Company Employee or former employee of the Company or the Subsidiary.

4.17 Environmental, Health, and Safety Matters.

4.17.1 The Company and the Subsidiary are, and the operation of the Business is, in material compliance with Environmental, Health, and Safety Requirements.

4.17.2 The Company and the Subsidiary have not received any written notice, report or other information regarding any actual or alleged material violation of Environmental, Health, and Safety Requirements, or any material liabilities or potential material liabilities (whether accrued, absolute, contingent, unliquidated or otherwise), including any investigatory, remedial or corrective obligations, relating to the Company or the Subsidiary or their facilities arising under Environmental, Health, and Safety Requirements.

4.17.3 To the Knowledge of Seller, no asbestos, polychlorinated biphenyls, lead-based paint, toxic mold, landfills, current or former waste disposal areas or underground storage tanks are present at, in, on or under any currently operated Leased Real Property, and neither the Company nor Seller has stored, handled, treated or disposed of, or allowed or arranged for any third parties to store, handle, treat or dispose of Hazardous Substances or other waste upon property owned or leased by it, except as may be permitted by Law.

4.17.4 To the Knowledge of Seller, there are no facts, conditions or circumstances existing, initiated or occurring prior to the Closing Date, including the presence or release of any Hazardous Substance, that could reasonably be anticipated to result in material Liabilities of the Company or the Subsidiary pursuant to Environmental, Health and Safety Requirements.

4.17.5 Neither the Company nor the Subsidiary has any Liability under any Environmental, Health and Safety Requirements nor are they responsible for any Liability of any other Person under any Environmental, Health and Safety Requirements.

4.17.6 The Company and the Subsidiary have made available to Buyer copies of all assessments, audits, investigations, and sampling or similar reports relating to the environment or the presence or release of any Hazardous Substances, to the extent applicable to the Leased Real Property or activities or operations of the Company, the Subsidiary or the Business.

4.18 Certain Business Relationships with the Company and the Subsidiary. Except as set forth in Section 4.18 of the Disclosure Schedule, none of Seller and its Affiliates has been involved in any business arrangement or relationship with any of the Company or the Subsidiary within the past 12 months and none of Seller and its Affiliates owns any asset, tangible or intangible, that is used in the Business.

4.19 No Undisclosed Liabilities. Neither the Company nor the Subsidiary has any Liabilities, except in each case for (a) Liabilities reflected or reserved against in the Audited Financial Statements (or the notes thereto), (b) Liabilities included in the calculation of Working Capital and (c) Liabilities incurred by such Person in the Ordinary Course of Business since the date of the Balance Sheet.

4.20 Health Care Fraud and Abuse Compliance. Notwithstanding Section 4.9, all billing and coding services performed by the Company or the Subsidiary for or on behalf of its customers, or encoded into the Company’s or the Subsidiary’s products, related to or used for preparing and submitting bills to third party payors, including all federal or state health care programs, private insurance companies, and other private payers, are and have been in compliance in all material respects with all applicable Laws, including, but not limited to, all Health Care Fraud and Abuse Laws, and the policies of such third party payors.

4.21 Certain Business Activities. Neither the Company, the Subsidiary nor, to the Knowledge of Seller, any director, officer, employee, consultant or agent acting on behalf of the Company or the Subsidiary has (i) used any funds for unlawful contributions, gifts, entertainment or other unlawful payments relating to political activity, (ii) made any unlawful payment to any foreign or domestic government official or employee or any foreign or domestic political party, campaign or candidate for political office or violated any provision of the U.S. Foreign Corrupt Practices Act of 1977, as amended, (iii) consummated any transaction, made any payment, entered into any Contract or arrangement or taken any other action in violation of Section 1128B(b) of the U.S. Social Security Act, as amended, or (iv) made any other similar unlawful payment under any similar foreign Laws.

4.22 Restrictions on Business Activities. There is no agreement (non-competition or otherwise), commitment, judgment, injunction, order or decree to which the Company or the Subsidiary is a party or otherwise binding upon the Company or the Subsidiary which has had or could be reasonably expected to have the effect of prohibiting or impairing any business practice of the Company or the Subsidiary, any acquisition of property (tangible or intangible) by the Company or the Subsidiary or the conduct of business by the Company or the Subsidiary, or otherwise limiting the freedom of the Company or the Subsidiary to engage in any line of business or to compete with any Person. Without limiting the foregoing and except as set forth on Section 4.22 of the Disclosure Schedule, neither the Company nor the Subsidiary has (i) entered into any agreement under which the Company or the Subsidiary is restricted from selling, licensing, manufacturing or otherwise distributing its technology or products or from providing services to customers, potential customers or any class of customers, in any geographic area, during any period of time or in any segment of the market or (ii) granted any Person exclusive rights to sell, license, manufacture or otherwise distribute any of its technology or products in any geographic area or with respect to any customers or potential customers or any class of customers during any period of time or in any segment of the market.

4.23 Insurance. Section 4.23 of the Disclosure Schedule sets forth a complete and correct list and description of all policies of fire, liability, product liability, workmen’s compensation and other forms of insurance owned or held, presently in effect with respect to the Business, complete and correct copies of which have been made available to Buyer. All such policies are valid, outstanding and enforceable policies (subject to bankruptcy, insolvency, or similar Laws affecting applicable creditors’ rights generally and to general principles of equity) and provide insurance coverage for the properties, assets and operations of the Company and the Subsidiary, of the kinds, in the amounts and against the risks required to comply with applicable Law and all agreements to which Seller is a party with respect to the Business; and all premiums with respect to such policies covering all periods up to and including the respective dates set forth in Section 4.23 of the Disclosure Schedule have been paid. To Seller’s Knowledge such policies are sufficient to protect the properties, assets, and operations of the Company and the Subsidiary and the Business against the risks of the sort normally insured by similar businesses. Neither the Company nor the Subsidiary has been refused any insurance with respect to any aspect of the operations of the Business, nor has their respective coverage been limited by any insurance carrier to which they have respectively applied for insurance or with which they have carried insurance. No member of the Company Group has received notice of cancelation or termination with respect to any such policy. The activities and operations of the Company and the Subsidiary have been conducted in a manner so as to conform in all material respects to all applicable provisions of such insurance policies.

4.24 Licenses and Permits. Section 4.24 of the Disclosure Schedule sets forth a true, complete and correct list of all licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Entity, which have been issued to the Company or the Subsidiary and are currently in effect (the “Company Licenses”). The Company Licenses are all of the licenses, permits, approvals, authorizations, registrations and certifications of any Governmental Entity necessary to conduct the operations of the Business as currently conducted by the Unit. Each Company License is valid and in full force and effect. There is no investigation or proceeding pending or, to the Knowledge of Seller, threatened in writing that could result in the termination, revocation, suspension or restriction of any Company License or the imposition of any fine, penalty or other sanctions for violation of any legal or regulatory requirements relating to any Company License. Except as set forth in Section 4.24 of the Disclosure Schedule, none of the Company Licenses shall be affected by the consummation of the transactions contemplated hereby.

4.25 Labor and Employment Matters.

4.25.1 Section 4.25.1 of the Disclosure Schedule sets forth a true, correct and complete listing of the Company Employees, all directors and officers of the Company and the Subsidiary and all independent contractors, consultants and leased employees (as defined in Code Section 414(n)) of the Company or the Subsidiary, as of the date hereof, including each such Person’s name, job title or function, and job location, as well as a true, correct and complete listing of his or her current salary or wage payable by the Company or the Subsidiary, and for each Company Employee, the amount of all incentive compensation paid or payable to such Person for the current calendar year, the amount of accrued but unused vacation time, each as of the date hereof, and each Company Employee’s current status (as to leave or disability status and full time or part time, exempt or nonexempt and temporary or permanent status). Other than as fully reflected and specifically reserved against in accordance with GAAP in the Audited Financial Statements (or as otherwise expressly permitted pursuant to this Agreement or as set forth in an employment agreement set forth in Section 4.25.1 of the Disclosure Schedule), neither the Company nor the Subsidiary has paid or promised to pay any bonuses, commissions or incentives to any Company Employee, including any officer or director. To the Knowledge of Seller, each Person who provides services to the Company and the Subsidiary is properly classified with respect to employment status for all purposes, including employment, labor and wage and hour compliance and Tax purposes. The Company and the Subsidiary have each made available to Buyer a true and complete copy of their respective employee handbooks, if any, and all other written employment policies, if any, applicable to any Company Employee.

4.25.2 As of the date hereof, to the Knowledge of Seller, no current officer or key Company Employee and no current independent contractor or leased employee whose departure would materially disrupt the operations of the Company or the Subsidiary has disclosed any plans to terminate his, her or their employment or relationship with the Company or the Subsidiary.

4.25.3 Except as set forth in Section 4.25.3 of the Disclosure Schedule:

(i) to the Knowledge of Seller, (a) both the Company and the Subsidiary have paid or made provision for payment of all salaries and wages, which are payable by such Person to any Company Employees, independent contractors, consultants and leased employees, accrued through the Closing Date, and are in compliance in all material respects with all applicable Laws relating to employment and employment practices, terms and conditions of employment, collective bargaining, immigration, occupational safety and health, equal employment opportunity, plant closing, wages, hours and benefits, non-discrimination in employment, workers compensation, the collection and payment of withholding and/or payroll taxes and similar Taxes; (b) neither the Company nor the Subsidiary is liable for the payment of any compensatory damages, taxes, fines, penalties, or other amounts, however designated, for failure to comply with any of the foregoing Laws; and (c) neither the Company nor the Subsidiary is engaged in any unfair employment practice; and

(ii) (a) none of the Company Employees are represented by any labor union or other labor representative with respect to his or her employment with the Company or the Subsidiary; (b) there are no labor, collective bargaining agreements or similar arrangements binding on the Company or the Subsidiary with respect to any Company Employees; (c) to Seller’s Knowledge, no petition has been filed nor has any proceeding been instituted by any Company Employee or group of Company Employees with the National Labor Relations Board or similar Governmental Entity pertaining to labor relations or employment matters, or any application for certification of a collective bargaining agent; (d) to Seller’s Knowledge, there are no Persons attempting to represent or organize or purporting to represent for bargaining purposes any of the Company Employees; (e) since January 31, 2008, there has not occurred, there is not presently pending or existing and there have not been threatened any strikes, slow downs, picketing, employee grievance, work stoppages or concerted refusals to work or other similar labor activities with respect to Company Employees and to Seller’s Knowledge, no event has occurred or circumstance exists that could provide the basis for any work stoppage or other labor dispute; and (f) no material grievance or arbitration or other proceeding arising out of or under any collective bargaining agreement relating to the Company or the Subsidiary is pending or, to Seller’s Knowledge, threatened.

4.25.4 All individuals formerly or currently employed by a member of the Company Group and who work or have worked in the Business since December 1, 2006 have signed the proprietary information and confidentiality agreement set forth in Section 4.25.4 of the Disclosure Schedule. Parent, the Company or the Subsidiary has performed a background check (including a criminal record check) on each Company Employee employed on or after February 24, 2009 and has complied with all applicable Laws relating to such background checks.

4.25.5 Neither the Company nor the Subsidiary have any employees in Ireland who are subject to any Irish employment laws.

4.26 Formation; No Prior Activities. Since February 25, 2010, except for Liabilities incurred in connection with this Agreement or in furtherance of the transactions contemplated hereby, each of the Company and the Subsidiary has not incurred, directly or indirectly through any of its Affiliates, any Liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.27 Privacy.

4.27.1 Except as set forth in Section 4.27 of the Disclosure Schedule, all contracts listed in Section 4.13.1 of the Disclosure Schedule are in compliance in all material respects, and all activities of the Company, the Subsidiary and, to the Seller’s Knowledge, their respective officers, directors, agents and employees have been, and are currently being, conducted in compliance with, all applicable Laws, including all Information Privacy or Security Laws.

4.27.2 Complete and accurate copies of the compliance policies and/or procedures and privacy notices of each of the Company and the Subsidiary relating to Information Privacy or Security Laws have been furnished to Buyer. Except as disclosed in Section 4.27.2 of the Disclosure Schedule, all of the employees of each of the Company and the Subsidiary have received training with respect to compliance with Information Privacy or Security Laws to the extent that training is required by such laws.

4.27.3 Except as disclosed in Section 4.27.3 of the Disclosure Schedule, each of the Company and the Subsidiary has entered into business associate agreements in each case in which it is acting as a business associate as defined in 45 C.F.R. 160.103, and none of the businesses, operations or activities of each of the Company and the Subsidiary have resulted, or continue to result, in either the Company or the Subsidiary acting as a covered entity as defined in 45 C.F.R. 160.103. Except as disclosed in Section 4.27.3 of the Disclosure Schedule, (i) to Seller’s Knowledge, neither the Company nor the Subsidiary is under investigation by any Governmental Entity for a violation of any Information Privacy or Security Laws, including receiving any notices from the United States Department of Health and Human Services Office of Civil Rights or Department of Justice relating to any such violations; and (ii) neither the Company nor the Subsidiary has acted in a manner that would trigger a notification or reporting requirement under any Contract listed in Section 4.13.1 of the Disclosure Schedule or Laws related to the collection, use, disclosure or security of Personal Information. Complete and accurate copies of any written complaints delivered to any member of the Company Group during the past 12 months alleging a violation of any Information Privacy or Security Laws with respect to the Business have been provided to Buyer.

4.28 Reorganization. The Assets were transferred to the Company and the Subsidiary pursuant to the Reorganization in accordance with applicable Laws.

4.29 Excluded Agreements. The agreements listed in Section 4.29 of the Disclosure Schedule (the “Excluded Agreements”) were not transferred to the Company or the Subsidiary pursuant to the Reorganization and remain obligations of Trintech Inc. and Trintech Inc. shall retain all Liabilities under the Excluded Agreements. No Liabilities relating to the Excluded Agreements were transferred to the Company or the Subsidiary in connection with the Reorganization and neither the Company, the Subsidiary nor Buyer shall be responsible for any Liabilities relating to the Excluded Agreements or performance obligations under the Excluded Agreements.

4.30 No Other Representation. Except as expressly set forth in Section 3 and this Section 4, Seller makes no representation or warranty, express or implied, at law or in equity, in respect of the Company, the Subsidiary, or any of their respective assets, liabilities or operations, including with respect to merchantability or fitness for any particular purpose, and any such other representations or warranties are hereby expressly disclaimed.

5. Pre-Closing Covenants.

5.1 Conduct of Business. Except as contemplated by this Agreement or the transactions contemplated hereby or as consented to in writing by Buyer, during the period commencing on the date hereof and ending on the earlier of the Closing Date or the termination of this Agreement in accordance with Section 8, Seller shall cause the Company and the Subsidiary to:

(i) carry on the Business in the Ordinary Course of Business and use commercially reasonable efforts to maintain and to preserve intact the present business organization of the Business, to conduct the Business in compliance with applicable Laws, to preserve the Assets in good repair and condition, to retain the services of the executive officers and key employees of the Company and the Subsidiary, and to preserve the goodwill and relationships with the customers, clients, employees, providers, members and suppliers of the Business and others having material business dealings with the Company and the Subsidiary;

(ii) not amend their respective organizational documents;

(iii) not merge or consolidate with, or agree to merge or consolidate with, or purchase all or substantially all of the assets of, or otherwise acquire any business or any corporation, partnership, association or other business organization or division thereof;

(iv) not repurchase, redeem or otherwise acquire any of their respective shares, interests or other Equity Interests;

(v) not issue, sell, pledge, dispose of or subject to any Lien any of their respective Equity Interests, or any options, warrants or other similar rights, agreements or commitments of any kind to purchase any such securities convertible into or exchangeable for any shares of capital stock of each of them;

(vi) not split, combine or reclassify any of their Equity Interests, or declare, set aside or pay any dividend or other distribution payable in cash, stock, property or otherwise with respect to their Equity Interests;

(vii) not incur, assume, guarantee (including by way of any agreement to “keep well” or of any similar arrangement) or prepay any indebtedness or amend the terms relating to any Funded Indebtedness or issue or sell any debt securities;

(viii) not sell, transfer, assign, license, convey, mortgage, pledge or otherwise subject to any Lien any of the Assets;

(ix) not acquire (by merger, exchange, consolidation, acquisition of stock or assets or otherwise) any material assets, corporation, partnership, joint venture, limited liability company or other business organization or division or material assets thereof;

(x) not enter into any transaction with any Affiliate;

(xi) not waive any rights of material value or take any actions with respect to collection practices that would result in any material losses or material adverse changes in collection loss experience, whether or not in the Ordinary Course of Business;

(xii) not make, accelerate or defer any capital expenditures other than in accordance with a capital expenditures budget of Seller that has been made available to Buyer prior to the date hereof and was prepared in the Ordinary Course of Business, and any such other expenditures as are necessary to prevent the destruction, removal, wasting, deterioration or impairment of the Business;

(xiii) not settle, compromise or waive any rights relating to any litigation, disputes or arbitration matters;

(xiv) not pay (or commit to pay) any bonus or other incentive compensation to any director, officer or any employee of Seller, the Company or the Subsidiary or grant (or commit to grant) to any director, officer or employee of Seller, the Company or the Subsidiary any other increase in compensation, base salary or wage increases, severance or termination pay, or increase in benefits, in each case except as set forth in any written agreement or commitment (including any pre-existing bonus plan for the 2010 fiscal year) existing as of the date hereof;

(xv) not enter into, adopt or amend (other than any amendment necessary to comply with any applicable Law) any employment, retention, change in control, collective bargaining, deferred compensation, retirement, bonus, profit-sharing, stock option or other equity, pension or welfare plan, contract or other arrangement with an independent contractor or agreement maintained for the benefit of any director, partner, officer, or other employee, or take any action to accelerate the vesting or payment, or fund or in any other way secure the payment, of compensation or benefits under any Employee Benefit Plan or other arrangement, to the extent not already provided in any such plan or arrangement, or change any actuarial or other assumptions used to calculate funding obligations with respect to any employee benefit plan or other arrangement or to change the manner in which contributions to such plans are made or the basis on which such contributions are determined, except as may be required by GAAP, or forgive any loans to directors, officers or any employees of Seller, the Company, or the Subsidiary;

(xvi) not change its tax or financial accounting methods, practices, policies or principles or elections from those utilized in the preparation of the latest Tax Return or the Audited Financial Statements, other than any such changes as may be required under GAAP, or make or change any Tax election or settle or finally resolve any Tax controversy;

(xvii) not cancel or terminate any insurance policies or cause any of the coverage thereby to lapse, unless simultaneously with such termination, cancellation or lapse, replacement policies providing, to the extent reasonably available, coverage equal to or greater than the coverage under the canceled, terminated or lapsed policies for substantially similar premiums are in full force and effect;

(xviii) other than in the Ordinary Course of Business, not terminate, cancel, enter into or propose to enter into, or modify or propose to modify any Contract that if entered into prior to the date of this Agreement, would have been required to be listed on Section 4.13.1 of the Disclosure Schedule;

(xix) not enter into any perpetual license grants to existing or new customers;

(xx) not take any action intentionally which would render, or which may reasonably be expected to render, any representation or warranty made by it in this Agreement untrue or inaccurate at the Closing;

(xxi) not enter into any Contract which gives a Person the right to resell, distribute or market the products or services of the Business;

(xxii) not enter into any Contract to provide services or license the Software Products of the Business outside of the United States; and

(xxiii) not authorize, agree or commit to do any of the foregoing referred to in clauses (i) – (xxii).

5.2 Access. Between the date hereof and the Closing Date, except to the extent prohibited by applicable Laws, Seller shall (i) afford Buyer and its Representatives reasonable access, upon reasonable prior notice and during normal business hours, to the Company’s and the Subsidiary’s executive personnel, employees, properties, contracts, books and records, and other documents and data; provided that Buyer will exercise its right of access in a manner that does not unreasonably and materially disrupt the Business, and (ii) otherwise provide such assistance as is reasonably requested by Buyer in order that Buyer may have a full opportunity to make such investigation and evaluation as it shall reasonably desire to make of the Business. Following Buyer’s reasonable advance request, Seller shall cooperate fully (including providing introductions where necessary) with Buyer to enable Buyer to contact specifying agencies, vendors or suppliers of the Business; provided, however, that, prior to Closing, Buyer shall not contact customers or prospective customers of the Business except as set forth herein. Seller and Buyer shall cooperate in good faith to coordinate communications to customers or prospective customers of the Business relating to the transactions contemplated by this Agreement. Buyer shall be entitled to (i) communicate with customers and prospective customers of the Business that are customers of Buyer, so long as such communications are in the ordinary course of business of Buyer and (ii) respond to inquires regarding the transactions contemplated by this Agreement.

5.3 No Solicitation. Immediately after the execution of this Agreement by the Parties, each of Parent, Seller, the Company and the Subsidiary shall, and shall cause each of their respective officers, directors, employees, investment bankers, attorneys, accountants and other agents (collectively, “Representatives”) to, cease and terminate any existing activities, discussions or negotiations with any parties conducted heretofore with respect to any action that would constitute an Acquisition Proposal and shall, to the extent it has not done so already, notify each party that it, or any officer, director, investment advisor, financial advisor, attorney or other Representative retained by it, no longer seeks or requests the making of any Acquisition Proposal, and withdraws any consent theretofore given to the making of an Acquisition Proposal. Parent and Seller shall not, and shall cause the Company and the Subsidiary to not, directly or indirectly, solicit, initiate or conduct any discussions or negotiations with, or provide any information to or otherwise cooperate in any other way with, or facilitate or encourage any effort to attempt to, or enter into any agreement or understanding with, any Person or group of Persons regarding any Acquisition Proposal. Seller shall promptly (and in any event within two (2) days) notify Buyer of (a) the receipt by Parent, Seller, the Company, the Subsidiary or any of their respective Representatives of any inquiries, or proposals or requests for information concerning an Acquisition Proposal, or (b) Parent or Seller becoming aware that any such inquiries or proposals have been received by the Company, the Subsidiary, or any of its or their respective Representatives and shall provide Buyer with a copy of all written materials relating to such inquiries, proposals or requests; provided, however, that, if Seller is a party to a confidentiality agreement as of the date hereof with the party submitting an Acquisition Proposal and such confidentiality agreement actually restricts the delivery of such written materials, Seller shall provide Buyer with a written summary of the material terms of such Acquisition Proposal.

5.4 Regulatory and Other Authorizations.

(a) Seller shall use its commercially reasonable efforts to obtain the Required Consents, authorizations, consents, orders and approvals necessary for its execution and delivery of, and the performance of its obligations pursuant to, this Agreement.

(b) Buyer and Seller shall furnish to each other all information required for any application or other filing under the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement.

5.5 Confidentiality. From and after the Closing Date, each Party and their respective Affiliates shall keep confidential and not use in any manner, any and all confidential information relating to the Company, the Subsidiary or another Party that remains in or comes into such Party’s possession in any form. The foregoing shall not preclude a Party from (a) disclosing such confidential information if compelled to disclose the same by judicial or administrative process or by other requirements of any applicable Law (subject to the following provisions of this Section 5.5), (b) discussing or using such confidential information if the same hereafter is in the public domain (other than as a result of a breach of this Agreement) or (c) discussing or using such confidential information if the same is acquired from a Person that is not known to the applicable Party to be under an obligation to keep such information confidential. If a Party is requested or required (by oral questions, interrogatories, requests for information or documents in legal, administrative, arbitration or other formal proceedings, subpoena, civil investigative demand or other similar process) to disclose any such confidential information, such Party shall promptly notify the other Parties of any such request or requirement so that such other Parties may seek a protective order or other appropriate remedy and waive compliance with the provisions of this Section 5.5. If, in the absence of a protective order or other remedy or the receipt of a waiver by the other Parties, a Party is required to disclose such information, such Party, without liability hereunder, may disclose only that portion of such information such Party is legally required to disclose. Notwithstanding anything contained in this Section 5.5 to the contrary, Buyer may use any confidential information relating to the Company, the Subsidiary or the Business in any manner desired by Buyer after the Closing.

5.6 Additional Efforts. Subject to the terms and conditions of this Agreement, each Party hereto will use commercially reasonable efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable under applicable Laws promptly to consummate the transactions contemplated by this Agreement, including the satisfaction of the conditions set forth in Article VII.

5.7 Financial Statements. From the date hereof until the Closing, Seller shall, at Seller’s expense, prepare and deliver to Buyer the unaudited monthly balance sheets of the Business, and statements of operations reflecting the results of business and operations of the Business for the month ended January 31, 2010, and for each month thereafter, within fifteen (15) business days after the end of each such month. Seller shall deliver to Buyer such financial information of the Business reasonably requested by Buyer to satisfy Buyer’s reporting obligations in accordance with the Securities and Exchange Commission’s regulations.

5.8 Affiliate Transactions. Immediately prior to the Closing, Seller agrees that all agreements between Seller, Parent or their respective Affiliates, on the one hand, and the Company or the Subsidiary, on the other hand, shall be terminated or settled (without any post-Closing payments by Buyer or the Company or resulting obligations or Liabilities of Buyer or the Company), as the case may be, and be of no further force or effect, notwithstanding any terms thereof to the contrary.

5.9 Employee Agreements. On or prior to Closing, Seller shall use reasonable efforts to cooperate with Buyer in its efforts to cause all of the Company Employees to execute and deliver an Employee Noncompetition Agreement and to accept the terms of an offer of employment by Buyer, and each of the Company Employees identified on Section 2.4.1(xi) of the Disclosure Schedule will enter into an Employee Noncompetition Agreement with Buyer effective as of the Closing.

5.10 Notification of Certain Matters. Between the date of this Agreement and the Closing Date, Seller shall promptly notify Buyer in writing if Seller, the Company or the Subsidiary becomes aware of any fact or condition that causes or constitutes a breach of the representations and warranties set forth in Sections 3 and 4, or if any such Person becomes aware of the occurrence after the date of this Agreement of any fact or condition that would (except as expressly contemplated by this Agreement) cause or constitute a breach of any such representation or warranty had such representation or warranty been made as of the time of occurrence or discovery of such fact or condition. No written notice or notices delivered pursuant to this Section 5.10 shall be deemed to modify the representations and warranties in this Agreement.

5.11 Company Good Standing Certificate. Prior to Closing, Seller shall request and seek to obtain a good standing certificate (or equivalent certificate) evidencing the good standing of the Company from the Governmental Entity controlling its jurisdiction of incorporation dated as of a date not earlier than five business days prior to the Closing.

5.12 Concuity, Inc. Entity. After the date of this Agreement, Seller shall use commercially reasonable efforts to cause the entity “Concuity, Inc.” to remove all derivatives of “Concuity” from its corporate name. If, after Closing, Seller is unable, after having used such commercially reasonable efforts, to cause Concuity, Inc. to change its corporate name, and Buyer provides Seller notice that Buyer has been advised by its intellectual property counsel that Concuity, Inc.’s use of its name infringes upon Buyer’s rights to the Business and the Concuity brand, Seller shall in good faith diligently pursue legal recourse against Concuity, Inc. in consultation with Buyer. If Seller is unable to cause Concuity, Inc. to change its corporate name within one year after Seller receives Buyer’s notice pursuant to this Section 5.12, then Buyer may pursue legal recourse against Concuity, Inc. and Seller shall reimburse Buyer for its out of pocket costs and expenses in connection therewith.

6. Post-Closing Covenants. The Parties agree as follows with respect to the period following the Closing.

6.1 General. In case at any time after the Closing any further action is necessary to carry out the purposes of this Agreement, each Party will take such further action (including the execution and delivery of such further instruments and documents) as the other Party may reasonably request, all at the sole cost and expense of the requesting Party (unless the requesting Party is entitled to indemnification therefor under Section 9 below).

6.2 Transition. Attached as Exhibit E is a Transition Services Agreement (the “Transition Services Agreement”) pursuant to which Trintech, Inc. (an Affiliate of Seller) or Buyer, as the case may be, agrees to provide, or cause to be provided, the services described in said agreement to the other party or its Affiliates, as the case may be, for the applicable time period set forth in the Transition Services Agreement for each such service, on the terms and conditions set forth in the Transition Services Agreement. Trintech, Inc. and Buyer shall execute the Transition Services Agreement at Closing.

6.3 Employee Benefits.

6.3.1 Continuing Employees. On the Closing Date, except for the employees identified in Section 6.3.1 of the Disclosure Schedule, the Company and the Subsidiary shall continue to employ all those individuals who were employed by the Company or the Subsidiary immediately prior to the Closing Date (subject to post-Closing terminations for reasonable cause), including employees who are absent due to vacation, family leave, disability, or other approved leave of absence (the “Continuing Employees”). Nothing express or implied in this Agreement will confer upon any of the Continuing Employees any right to employment or continued employment for any specified period by reason of this Agreement.

6.3.2 Service Credit. Only if allowed by the applicable plan, program or arrangements, policies and rules, to the extent service is relevant for any purpose, including eligibility, eligibility waiting periods, vesting, benefit accrual, determination of benefits, the amount of any vacation, sick days, flexible spending, severance, layoff, or similar benefits, under any retirement plan, employee benefit plan, program or arrangement established, continued, or maintained by Buyer or any of its Affiliates for the benefit of Continuing Employees, such plan, program, or arrangement shall credit Continuing Employees for service earned on and prior to the Closing Date with the Company, the Subsidiary, or their respective predecessors, in addition to service earned with Buyer or any of Buyer’s Affiliates after the Closing Date.

6.3.3 Pre-Existing Conditions. With respect to any “employee welfare plan,” as defined in Section 3(1) of ERISA, sponsored, maintained, or contributed to for the benefit of Continuing Employees after the Closing Date, to the extent it is commercially reasonable and allowable to do so, Buyer shall or shall cause one of its Affiliates (including, after the Closing, the Company or the Subsidiary) to waive all limitations to pre-existing conditions or evidence of insurability and shall provide credit to Continuing Employees (or their spouses or dependents) for any co-payments, deductibles, or out-of-pocket expenses paid by such Continuing Employees under any similar plan of Seller or an Affiliate of Seller during the portion of the relevant plan year preceding the Closing Date.

6.3.4 Accrued Vacation. The Buyer shall credit, or shall cause to be credited, each Continuing Employee with the accrued but unused vacation days and any personal and sick days accrued in accordance with the vacation and personnel policies of the Company or the Subsidiary in effect immediately prior to the Closing Date to the extent such accrued and unused vacation days and accrued personal and sick days are reflected as current Liabilities in the Final Working Capital.

6.4 Tax Matters.

6.4.1 Tax Return Filing. Buyer shall prepare and timely file all Tax returns of the Company and the Subsidiary attributable to the pre-Closing portion of any taxable period beginning before and ending after the Closing Date (the “Straddle Period”). Buyer shall pay and discharge all Taxes shown to be due on such Tax returns. No later than 10 business days prior to the due date of such return, Seller shall pay to the Company the amount of Taxes shown due which is attributable to the pre-Closing portion of the Straddle Period except to the extent: (a) the same are being contested by Seller; (b) all or a portion of the amount of the Taxes (together with interest and penalties relating thereto, if any) is reflected in Estimated Working Capital or in Final Working Capital or (c) estimated Tax payments have been made with respect to such taxes prior to the Closing Date. Seller shall have a reasonable opportunity to review all such Tax returns.

Buyer shall prepare and timely file all Tax returns of the Company and the Subsidiary for all pre-Closing periods for which Tax returns have not been filed as of the Closing Date. Seller shall have a reasonable opportunity to review all such Tax returns. Buyer shall pay and discharge all Taxes shown to be due on such pre-Closing Tax returns before the same shall become delinquent and before penalties accrue thereon. No later than 10 business days prior to the due date of such return, Seller shall pay to the Company the amount of Taxes shown due that is attributable to the pre-Closing Tax returns, except to the extent: (a) the same are being contested by Seller; (b) all or a portion of the amount of the Taxes (together with interest and penalties relating thereto, if any) is reflected in Estimated Working Capital or in Final Working Capital or (c) estimated Tax payments have been made with respect to such taxes prior to the Closing Date. The Tax returns referred to in this paragraph and the preceding paragraph shall be prepared in a manner consistent with past practice.

Notwithstanding anything to the contrary in this Agreement, none of the Buyer, the Company or the Subsidiary shall file any amended Tax return relating to the Company or the Subsidiary (or otherwise change such Tax returns) or make an election (except for a Code § 338(g) election or a so-called check-the-box election under § 301.7701-3 of the U.S. Treasury Regulations; provided, however, that any such check-the-box election shall not be effective prior to the day after the Closing Date) with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date without a written consent of the Seller, unless required to do so by Law. If Buyer or the Company or the Subsidiary is required by law to file an amended Tax return for the Company or the Subsidiary with respect to taxable periods (or portions thereof) ending on or prior to the Closing Date, Seller shall have control over the filing of such amended returns, unless any such amended return adversely affects the Company’s tax position in a Post-Closing period, in which case Seller and Buyer shall have joint control over filing of such amended return.

Anything contained in this Agreement to the contrary notwithstanding, all payments to be made by Seller under this Section 6.4 shall be deemed adjustments to the Purchase Price. If the amount of Taxes shown due that is attributable to a pre-Closing period is contested by Seller and Seller and Buyer cannot reach agreement on the amount within 30 days, Seller and Buyer shall submit their dispute to KPMG LLP or an independent public accounting firm designated jointly by Seller and Buyer who shall determine the amount of such Taxes and the parties shall bear the costs of such independent public accounting firm equally.

6.4.2 Allocation for Straddle Period. For purposes of this Agreement, the amount of Taxes of the Company and the Subsidiary for the Straddle Period shall be determined based upon a hypothetical closing of the taxable year on such Closing Date with the Closing Date being included in the pre-Closing portion of such Straddle Period (except to the extent of any extraordinary actions taken by Buyer on the Closing Date after the Closing); provided, however, real and personal property Taxes that are not based on income shall be determined by reference to the relative number of days in the pre-Closing and post-Closing portions of such Straddle Period.

6.4.3 Refunds. Any refunds of the Taxes of the Company and the Subsidiary plus any interest received with respect thereto from the applicable taxing authorities for any pre-Closing period or pre-Closing portion of a Straddle Period (including refunds arising from amended returns filed after the Closing Date) shall be for the account of Seller to the extent that the applicable tax payments were made by the Company or the Subsidiary prior to Closing or included in the calculation of either Estimated Working Capital or Final Working Capital and, if received by Buyer or the Company or the Subsidiary, shall be paid to Seller within 10 calendar days after Buyer or the Company or the Subsidiary receives such refund. Buyer may not elect (or cause the Company or the Subsidiary to elect) to carry back losses from post-closing periods to pre-closing periods. Any refunds or credits of Taxes of the Company or the Subsidiary for any Straddle Period shall be apportioned between Seller and Buyer in the same manner as the liability for such Taxes is apportioned pursuant to Section 6.4.2.

6.4.4 Transfer Taxes. Buyer shall be responsible for the filing of Tax Returns (including any documentation) with respect to all transfer, documentation, sales, use, stamp, registration, and similar Taxes incurred in connection with this Agreement. Buyer shall also be responsible, and shall indemnify and hold the Seller harmless, for the amount of such Taxes. The Parties will, and will cause their Affiliates to, join in the execution of any such Tax Returns and other documentation.

6.4.5 Cooperation. Seller and Buyer agree to furnish or cause to be furnished to each other, and upon request, as promptly as practicable, such information and assistance (including access to books and records) as is reasonably necessary for preparation of any return, claim for refund or audit, and the prosecution or defense of any claim, suit or proceeding relating to the Company’s or the Subsidiary’s Tax liability. The requesting Party shall bear all out-of-pocket costs and expenses incurred by the other Party in providing such assistance.

6.4.6 Reorganization Tax. Seller shall be liable for all Tax which may become due by the Company or the Subsidiary as a result of the Reorganization and shall indemnify and hold the Company, the Subsidiary and Buyer harmless for the amount of such Tax, together with any interest or penalties that may arise.

6.4.7 Prior to Closing, Seller shall provide Buyer with details of the tax basis, the original costs and the date of acquisition of all Assets. Seller will provide details of the losses that have transferred with the Business under Section 400 of the Irish Taxes Consolidation Act, 1997.

6.5 Restrictive Covenants.

6.5.1 Noncompetition. For a period of five (5) years after the Closing Date, each of Parent and Seller will not, and will cause its current and future Affiliates not to, directly or indirectly, be engaged in the Business or, whether by itself or through a Representative or otherwise, or in association with any Person or entity, own, share in the earnings of, invest in the stock, bonds or other securities of or loans to, manage, operate, finance (whether as a lender, investor or otherwise), control, participate in the ownership, management, operation, or control of, be employed by, associated with, or in any manner be connected with, lend money to, render services or advice to, be engaged or employed by, or take part in, or, consult or advise, any other Person that is engaged in the Business or the provision of software, technology or services to healthcare organizations, other than those products and services already offered exclusively (i.e., not in connection with the Business) by Parent or its Affiliates in Parent’s GRC (i.e., risk, governance and compliance) division (each, a “Competing Activity”) or in the development of any such products or capabilities which constitute a Competing Activity anywhere in the world where the Buyer or its Affiliates conduct the Business. Notwithstanding anything to the contrary in this Section 6.5.1, if Parent is acquired (whether by merger, consolidation, reorganization or other similar corporate transaction of Parent with or into a third party, by sale or other disposition of all or substantially all of the assets of or substantially all of the outstanding voting equity securities of Parent) by an entity that is not an Affiliate of Parent and the acquiring entity is engaged in a Competing Activity, the acquiring entity shall not be in breach of this Section 6.5.1 so long as the acquiring entity does not use any confidential information relating to the Company, the Subsidiary or the Business, including any technology or residual knowledge of the Business, in connection with its Competing Activity.

6.5.2 Exception. Neither Parent nor Seller will be in violation of this Section 6.5 solely by reason of investing (or their Affiliates investing) in stock, bonds or other securities of any Person or entity engaged in a Competing Activity (but without otherwise participating in such Competing Activity), if: (a) such stock, bonds or other securities are listed on any national securities exchange or have been registered under Section 12(g) of the Securities Exchange Act of 1934 or any successor law; and (b) such investment does not exceed, in the case of any class of the capital stock of any one issuer, one percent (1%) of the issued and outstanding shares of such capital stock, or, in the case of bonds or other securities, one percent (1%) of the aggregate principal amount thereof issued and outstanding.

6.5.3 Nonsolicitation. Parent and Seller agree that, without the prior written consent of Buyer, they shall not, and shall cause their respective Affiliates not to, directly or indirectly:

(a) during the period beginning on the Closing Date and ending five years after the Closing Date, (i) hire or employ (whether as an employee, consultant, agent, independent contractor or otherwise) any Continuing Employee, or (ii) contact, approach or solicit, in each case, for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise), any Continuing Employee;

(b) during the period beginning on the Closing Date and ending two years after the Closing Date, (i) hire or employ (whether as an employee, consultant, agent, independent contractor or otherwise) any employee of Buyer, other than the Continuing Employees, with whom Parent has had contact in connection with the transactions contemplated by this Agreement, or (ii) contact, approach or solicit, in each case for the purpose of offering employment (whether as an employee, consultant, agent, independent contractor or otherwise), any employee of Buyer, other than the Continuing Employees, with whom Parent has had contact in connection with the transactions contemplated by this Agreement; or

(c) during the period beginning on the Closing Date and ending five years after the Closing Date, solicit, induce, encourage or attempt to induce any customer, client, supplier or other Person having a business relationship with the Company or the Subsidiary or relating to the Business to (i) cancel, terminate, alter or reduce its business or relationship with Buyer or any of its Affiliates, including the Company and the Subsidiary, or (ii) not enter into a business relationship with Buyer or any of its Affiliates, including the Company and the Subsidiary. Notwithstanding anything to the contrary in this Section 6.5.3(c), if Parent is acquired (whether by merger, consolidation, reorganization or other similar corporate transaction of Parent with or into a third party, by sale or other disposition of all or substantially all of the assets of or substantially all of the outstanding voting equity securities of Parent) by an entity that is not an Affiliate of Parent, the acquiring entity shall not be in breach of this Section 6.5.3(c) if it seeks to induce customers of the Company, the Subsidiary or the Business to instead do business with the acquiring entity, so long as the acquiring entity does not tortiously interfere with the Business or use any confidential information relating to the Company, the Subsidiary or the Business, including any knowledge regarding customers, pricing, sales and marketing strategies and financial condition, in connection with its solicitation of customers.

6.5.4 Non-disparagement.

(a) Parent and Seller agree that, during the period beginning on the Closing Date and ending 18 months of the Closing Date, without the prior written consent of Buyer, they shall not, and shall cause their respective Affiliates not to, directly or indirectly disparage Buyer or any of its Affiliates, including the Company and the Subsidiary, or any of their respective Representatives, including with respect to the Business; provided, however, that this Section 6.5.4(a) shall not prohibit or constrain truthful testimony by Parent or Seller or their Affiliates compelled by valid legal process or valid legal dispute resolution process.

(b) Buyer agrees that, during the period beginning on the Closing Date and ending 18 months of the Closing Date, without the prior written consent of Parent, Buyer shall not, and shall cause its Affiliates not to, directly or indirectly disparage Parent or any of its Affiliates or any of their respective Representatives; provided, however, that this Section 6.5.4(b) shall not prohibit or constrain truthful testimony by Buyer or its Affiliates compelled by valid legal process or valid legal dispute resolution process.

(c) Notwithstanding anything herein to the contrary, nothing in this Section 6.5.4 shall prevent any Party hereto from enforcing such Party’s rights or remedies hereunder or that such Party may otherwise be entitled to enforce or assert under any agreement or applicable law, or limit such rights or remedies in any way.

6.5.5 Acknowledgement. Seller and Parent acknowledge and agree on behalf of themselves and on behalf of their respective Affiliates as follows with respect to the restrictions contained in this Section 6.5 (other than the restrictions contained in Section 6.5.4(b)):

(a) such restrictions are reasonable in all respects (including, with respect to the subject matter, time period, geography and activity) and are necessary to protect and preserve Buyer’s and its Affiliates’ (including the Company and the Subsidiary after the Closing) legitimate business interests and are not broader than necessary to protect Buyer’s and its Affiliates’ interests;

(b) Buyer and/or its Affiliates would be irreparably damaged if Seller, Parent, or any of their respective Affiliates were to breach its or their obligations under said restrictions;

(c) Buyer has been materially induced by both Seller and Parent to enter into this Agreement by the Seller’s and Parent’s agreement to comply with said restrictions, and Buyer would not enter into this Agreement or consummate the transactions contemplated hereunder without the restrictions on Parent, Seller and their respective Affiliates as provided in this Section 6.5;

(d) the covenants in said restrictions constitute independent covenants that shall not be affected by the performance or nonperformance of any other provision of this Agreement by Buyer; and

(e) as part of the transactions contemplated by this Agreement, Buyer is purchasing the goodwill related to the Business, will carry on the Business conducted by the Company and the Subsidiary prior to the Closing, and in order to protect the value of the goodwill related to the Business, and as a condition to entering into this Agreement, Parent and Seller have agreed to the restrictive covenants affecting them set forth in this Section 6.5.

6.5.6 Modification of Covenant. If a final judgment of a court or tribunal of competent jurisdiction determines that any term or provision contained in this Section 6.5 is invalid or unenforceable, then the court or tribunal will have the power to reduce the scope, duration, or geographic area of the term or provision, to delete specific words or phrases, or to replace any invalid or unenforceable term or provision with a term or provision that is valid and enforceable and that comes closest to expressing the intention of the invalid or unenforceable term or provision, and this Section 6.5 will be enforceable as so modified after the expiration of the time within which the judgment may be appealed. The time period during which the prohibitions set forth in this Section 6.5 shall apply shall be tolled and suspended for a period equal to the aggregate time during which Seller, Parent or any of their respective Affiliates violates such prohibitions in any respect.

6.5.7 Specific Performance. Each of Seller and Parent agrees that if it or any of its Affiliates breaches any of the covenants, duties or obligations set forth in this Section 6.5, Buyer and its Affiliates (and their successors and assigns) would suffer irreparable harm and would encounter extreme difficulty in attempting to prove the actual amount of damages suffered by them as a result of such breach and would not be reasonably or adequately compensated in damages in any action at law. In addition to any other remedy Buyer or its Affiliates may have at law, in equity, by statute or otherwise, if either Seller, Parent or any of their respective Affiliates breaches this Section 6.5, then Buyer and its Affiliates will be entitled to seek temporary, preliminary and permanent injunctive and such other equitable relief from any Governmental Entity of competent jurisdiction to enforce any of their rights under this Section 6.5 or otherwise to prevent violation of this Section 6.5, without the necessity of proving the amount of any actual damage resulting therefrom and each of Seller and Parent further agrees to waive any requirement for the securing or posting of any bond in connection with such remedy. No remedy conferred by any of the specific provisions of this Section 6.5 is intended to be exclusive of any other remedy that is otherwise available in this Agreement, at law, in equity, by statute or otherwise. In any action, suit or other proceeding instituted, concerning or arising out of this Section 6.5, the prevailing party will recover all of such party’s costs and reasonable attorneys’ fees.

6.6 Post-Closing Financial Statements.

6.6.1 March 2010 Financial Statements. Seller shall, at Seller’s expense, prepare and deliver to Buyer the unaudited monthly balance sheet of the Business, and statement of operations reflecting the results of business and operations of the Business for the month ended March 31, 2010, within fifteen (15) business days after the end of such month.

6.6.2 Post-Closing Financial Statements. Upon Buyer’s written request on or before June 30, 2011, Seller shall, at Buyer’s expense, prepare and deliver to Buyer the Post-Closing Financial Statements as soon as reasonably practicable after receipt of Buyer’s written request.

6.7 Ernst & Young Audit Work Papers. Seller shall use commercially reasonable efforts to make available to Buyer the audit work papers of Ernst & Young in connection with Ernst & Young’s audit of Parent solely with respect to the Business for the fiscal year ended January 31, 2010.

6.8 Subject Agreement. Buyer shall use commercially reasonable efforts to secure the satisfaction of the condition set forth in Section 2.2.3 of the Disclosure Schedule by the Deadline; provided, however, that such efforts shall not require Buyer or any of its Affiliates to incur any expenses or Liabilities or provide any financial accommodation, other than any such expenses or Liabilities set forth in the Subject Agreement on the date of this Agreement.

7. Closing Conditions.

7.1 Conditions to the Obligations of Buyer. The obligation of Buyer to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Buyer in whole or in part to the extent permitted by applicable Law):

7.1.1 Representations and Warranties of Seller. The representations and warranties of Seller set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard or Material Adverse Effect, true and correct in all respects as of the date hereof and at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the date hereof and at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller, dated the Closing Date, to the foregoing effect.

7.1.2 Performance and Obligations of Seller. Seller, the Company and the Subsidiary shall have performed or complied in all material respects with all covenants and agreements they are required by this Agreement to perform or comply with on or prior to the Closing Date, and Buyer shall have received a certificate signed on behalf of Seller by the Chief Executive Officer or Chief Financial Officer of Seller to the foregoing effect.

7.1.3 No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a court or other Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated herein illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated herein.

7.1.4 Material Adverse Effect. Since the date of this Agreement, no Material Adverse Effect shall have occurred or shall be reasonably expected to occur.

7.1.5 Employment Arrangement. Each of the Persons identified on Section 7.1.5 of the Disclosure Schedule shall have affirmatively accepted an offer of employment or engagement with Buyer on terms reasonably satisfactory to Buyer and the Employment Agreement and the Employee Noncompetition Agreements shall have been executed and delivered to Buyer.

7.1.6 Required Consents. All Required Consents shall have been received by Seller, the Company and the Subsidiary, as applicable, in form and substance satisfactory to Buyer and all such Required Consents shall be in full force and effect.

7.1.7 Closing Deliveries. Buyer shall have received all of the items listed in Section 2.4.1.

7.1.8 Intellectual Property Assignment. The Persons identified on Section 7.1.8 of the Disclosure Schedule shall have executed agreements in substantially the form attached hereto as Exhibit F assigning to the Company all rights to the Intellectual Property developed under the Contract identified next to such Person’s name on Section 7.1.8 of the Disclosure Schedule.

7.2 Conditions to the Obligations of Seller. The obligation of Seller to consummate the transactions contemplated by this Agreement is subject to the fulfillment, on or prior to the Closing Date, of each of the following conditions (any or all of which may be waived in writing by Seller in whole or in part to the extent permitted by applicable Law):

7.2.1 Representations and Warranties of Buyer. The representations and warranties of Buyer set forth herein shall be, with respect to those representations and warranties qualified by any materiality standard, true and correct in all respects as of the date hereof and at and as of the Closing Date, and with respect to all other representations and warranties, true and correct in all material respects as of the date hereof and at and as of the Closing Date, except, in both instances, to the extent such representations and warranties expressly relate to an earlier date or time (in which case such representations and warranties shall be true and correct in all respects, or in all material respects, as appropriate, on and as of such earlier date). Seller shall have received a certificate signed on behalf of the Company by the Chief Executive Officer or Chief Financial Officer of Buyer, dated the Closing Date, to the foregoing effect.

7.2.2 Performance and Obligations of Buyer. Buyer shall have performed or complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by Buyer on or prior to the Closing Date, and Seller shall have received a certificate signed on behalf of Buyer by the Chief Executive Officer or Chief Financial Officer of Buyer to the foregoing effect.

7.2.3 No Injunctions, Orders or Restraints; Illegality. No preliminary or permanent injunction or other order, decree or ruling issued by a Governmental Entity of competent jurisdiction nor any statute, rule, regulation or executive order promulgated or enacted by any Governmental Entity of competent jurisdiction shall be in effect which would have the effect of (i) making the consummation of the transactions contemplated herein illegal or (ii) otherwise prohibiting the consummation of the transactions contemplated herein.

7.2.4 Closing Deliveries. Seller shall have received all of the items listed in Section 2.4.2.

8. Termination.

8.1 Right to Terminate. This Agreement and the transactions contemplated hereby may be terminated at any time prior to the Closing:

(a) by the mutual written consent of Seller and Buyer;

(b) by either Seller or Buyer, by written notice delivered to the other party, if any Governmental Entity shall have issued a final, non-appealable judgment, order, award, decree, consent, writ, or injunction or taken any other permanent action enjoining, restraining or otherwise prohibiting the transactions contemplated hereby; provided, however, the party seeking to terminate this Agreement pursuant to this clause (b) shall not have initiated such proceeding or taken any action in support of such proceeding;

(c) by either Seller or Buyer, by written notice delivered to the other party, if the Closing shall not have occurred prior to the date that is 60 days after the date of this Agreement (the “Outside Termination Date”); provided, however, that the right to terminate this Agreement under this Section 8.1(c) shall not be available to any Party whose failure to fulfill any obligation under this Agreement has been the cause of, or resulted in, the failure of the Closing to occur on or before the Outside Termination Date;

(d) by Buyer, by written notice to Seller, provided that Buyer is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if the Seller breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.1 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of Seller, the Company or the Subsidiary, such breach has not been substantially cured within thirty (30) days following Seller’s receipt of written notice thereof or waived by Buyer; or

(e) by Seller, by written notice to Buyer, provided that Seller is not then in default or breach in any material respect of its representations, warranties, covenants or agreements contained in this Agreement, if Buyer breaches or fails to perform in any respect any of its representations, warranties, covenants or agreements contained in this Agreement and such breach or failure to perform (i) would give rise to the failure of a condition set forth in Section 7.2 if such breach or failure to perform had occurred at the time scheduled for Closing, and (ii) if such breach relates to a representation or warranty of the Buyer, such breach has not been substantially cured within thirty (30) days following Buyer’s receipt of written notice thereof or waived by Seller.

8.2 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the transactions contemplated hereby pursuant to this Section 8, this Agreement shall terminate with no further Liability on the part of any Party (or of any of its Representatives); provided, however, no such termination shall relieve any Party hereto of any Liability resulting from (a) any breach of any representations or warranties contained in this Agreement or (b) any breach of any covenant or agreement contained in this Agreement; and provided further, the provisions of Section 8.2 (Effect of Termination and Abandonment), Section 10.8 (Governing Law), Section 10.9 (Submission to Jurisdiction; Waiver of Jury Trial) and Section 10.12 (Expenses) shall survive any such termination and shall remain in effect.

9. Remedies for Breaches of This Agreement.

9.1 Survival of Representations and Warranties. The representations and warranties contained in Section 4 above (Representations and Warranties concerning the Company and the Subsidiary) shall survive the Closing and continue in full force and effect for a period of 18 months after the Closing Date. Notwithstanding the foregoing, (a) the representations and warranties contained in Sections 3.1 (Seller’s Representations and Warranties), 4.1 (Organization, Qualification, and Corporate Power), 4.2 (Capitalization) and 4.4 (Brokers’ Fees) (all such representations and warranties surviving indefinitely, the “Fundamental Representations”) shall survive the Closing indefinitely; (b) the representations and warranties contained in Sections 4.12 (Intellectual Property) (except for the representations and warranties in Section 4.12.7), 4.16 (Employee Benefits) and 4.17 (Environmental, Health, and Safety Matters) shall survive the Closing and continue in full force and effect for a period of two years after the Closing Date; and (c) the representations and warranties in Section 4.10 (Tax Matters) shall survive the Closing and continue in full force and effect until 6 months after the expiration of any applicable statute of limitations. The representations and warranties of Buyer contained in Section 3.2 shall survive the Closing and continue in full force and effect until the expiration of any applicable statutes of limitation. All covenants and agreements of the Parties contained in this Agreement shall survive indefinitely or for such shorter period as is explicitly specified therein with respect thereto, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by Law. The periods of survival identified in this Section 9.1 of various representations and warranties in Sections 3 and 4 and the covenants contained in this Agreement are collectively referred to in this Agreement as the “Survival Period.”

Notwithstanding anything in this Agreement to the contrary, any breach of a representation, warranty, covenant or agreement in respect of which indemnification may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to this Section 9.1 if the claimant, acting in good faith, delivers notice of the inaccuracy or breach thereof giving rise to such right of indemnification shall have been given to the Party against whom such indemnification may be sought prior to the end of the applicable Survival Period.

9.2 Indemnification Provisions for Buyer’s Benefit.

9.2.1 Subject to the provisions of this Section 9, Seller shall indemnify the Buyer Indemnified Parties from and against any Adverse Consequences incurred or suffered by any Buyer Indemnified Party arising out of, based upon or resulting from any of the following (provided Buyer makes a written claim for indemnification against Seller within the Survival Period pursuant to Section 9.1, if any): (a) any breach of a representation or warranty of Seller in this Agreement or any of the Transaction Documents; (b) any breach or failure by Seller to perform any of its covenants, agreements or obligations in this Agreement or any of the Transaction Documents; (c) any unpaid Funded Indebtedness of the Company or the Subsidiary; (d) any unpaid Seller Expenses; (e) the Excluded Agreements; and (f) any Taxes which may become due by the Company or the Subsidiary as a result of the Reorganization.

9.2.2 Seller shall not have any obligation to indemnify the Buyer Indemnified Parties pursuant to Section 9.2.1(a): (a) until the Buyer Indemnified Parties have suffered aggregate Adverse Consequences by reason of all such breaches in excess of US$250,000 (the “Deductible”), after which point Seller will be obligated to indemnify the Buyer Indemnified Parties from and against such Adverse Consequences in excess of the Deductible; and (b) for any Adverse Consequences the Buyer Indemnified Parties have suffered in the aggregate by reason of such breaches in excess of the Liability Cap; provided, however, that the Deductible and the Liability Cap shall not apply to any breaches of the Fundamental Representations, the representations and warranties in Section 4.5 (Title to Assets; Sufficiency of Assets), Section 4.10 (Tax Matters), Section 4.12 (Intellectual Property) (except for the representations and warranties in Section 4.12.7 the breach of which shall be subject to the Deductible and the Liability Cap), Section 4.27 (Privacy) or any of Seller’s indemnification obligations in Section 9.2.1, other than pursuant to Section 9.2.1(a).

9.2.3 Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences (a) caused by the breach of any Fundamental Representation and the representations or warranties in Section 4.5 (Title to Assets; Sufficiency of Assets) and Section 4.10 (Tax Matters) and (b) pursuant to Sections 9.2.1(b), (c), (d), (e) and (f) in excess of the sum of (x) the Purchase Price actually received by Seller, as the same may be adjusted from time to time pursuant to this Agreement, plus (y) the amount of any Funded Indebtedness paid by Buyer pursuant to this Agreement.

9.2.4 Seller shall not have any obligation to indemnify the Buyer Indemnified Parties from and against any Adverse Consequences caused by the breach of any representations or warranties in Section 4.12 (Intellectual Property) (except for the representations and warranties in Section 4.12.7 the breach of which shall be subject to the Deductible and the Liability Cap) or Section 4.27 (Privacy) in excess of US$6,000,000; provided, however, that the Buyer Indemnified Parties shall be required to recover first against the Indemnity Escrow Fund to the extent available and sufficient to satisfy any Adverse Consequences caused by any such breaches before seeking recovery from any other source, including the guaranty of Parent pursuant to Section 10.16.

9.2.5 The Buyer Indemnified Parties may seek to recover Adverse Consequences in any manner available to such Buyer Indemnified Party at law or in equity (to the extent permitted by this Section 9), including claims against the Indemnity Escrow Fund and claims under the guaranty of Parent pursuant to Section 10.16; provided, that, except with respect to fraud and any breach of the Fundamental Representations, the Buyer Indemnified Parties shall be required to recover first against the Indemnity Escrow Fund to the extent available and sufficient to satisfy any Adverse Consequences before seeking recovery from any other source, including the guaranty of Parent pursuant to Section 10.16.

9.2.6 Amounts available to satisfy claims against Seller that are subject to a given limitation on liability under this Section 9.2 shall not be additive of amounts available to satisfy claims against Seller that are subject to other limitations on liability under this Section 9.2. Accordingly, any amount paid by Seller pursuant to any provision of this Section 9 (including any amount paid from the Escrow Account) shall simultaneously reduce the amount available under all limitations on Seller’s liability hereunder (i.e., the Liability Cap discussed in Section 9.2.2, the Purchase Price limitation on liability discussed in Section 9.2.3, and the US$6,000,000 limitation on liability discussed in Section 9.2.4).

9.2.7 Except as consented to by Parent or Seller, Buyer shall not be entitled to assert a claim against a third party providing Seller an indemnification commitment or insurance coverage, through subrogation or otherwise; provided, however, that Buyer may pursue legal recourse against Concuity, Inc. in accordance with and pursuant to Section 5.12.

9.3 Indemnification Provisions for Seller’s Benefit. If Buyer breaches any of its representations, warranties, and covenants contained in this Agreement, and provided Seller makes a written claim for indemnification against Buyer in accordance with Section 11.7 below within the Survival Period (if there is an applicable Survival Period pursuant to Section 9.1 above), then Buyer shall indemnify Seller from and against the entirety of any Adverse Consequences suffered (but excluding any Adverse Consequences suffered after the end of any applicable Survival Period) to the extent proximately caused by such breach by Buyer.

9.4 Matters Involving Third Parties.

9.4.1 If any third party shall notify either Party (the “Indemnified Party”) with respect to any matter (a “Third Party Claim”) that may give rise to a claim for indemnification against the other Party (the “Indemnifying Party”) under this Section 9, then the Indemnified Party shall promptly, following the Indemnified Party’s receipt of notice of such Third Party Claim, notify the Indemnifying Party of such Third Party Claim in writing; provided, however, that the failure to give such notification shall not affect the indemnification provided hereunder except to the extent the Indemnifying Party shall have been actually prejudiced as a result of such failure.

9.4.2 The Indemnifying Party will have the right to assume and thereafter conduct the defense of the Third Party Claim with counsel of such Indemnifying Party’s choice reasonably satisfactory to the Indemnified Party, provided that the Indemnifying Party agrees in writing not to challenge the facts underlying any judgment associated with such Third Party Claim in any subsequent proceeding between the Indemnified Party and the Indemnifying Party regarding the Indemnifying Party’s obligation to indemnify the Indemnified Party for the Losses associated with such Third Party Claim). If the Indemnifying Party elects to defend against and direct the defense of any Third Party Claim, it shall within 30 days (or sooner, if the nature of the Third Party Claim so requires) (the “Dispute Period”) notify the Indemnified Party of its intent to do so; provided that the Indemnifying Party must conduct its defense of the Third Party Claim in all material respects in good faith thereafter in order to preserve its rights in this regard. If the Indemnifying Party does not elect to defend against or negotiate any Third Party Claim which relates to any Losses indemnifiable hereunder or if the Indemnifying Party fails to notify the Indemnified Party of its election during the Dispute Period, the applicable Indemnified Party may defend against, negotiate, settle or otherwise deal with such Third Party Claim. If the Indemnifying Party assumes the defense of any Third Party Claim, the applicable Indemnified Party may participate, at its own expense, in the defense of such Third Party Claim; provided, however, that such applicable Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the applicable Indemnified Party, expressed in a writing signed by such counsel, a legal conflict exists between the applicable Indemnified Party and the Indemnifying Party that would make such separate representation necessary; provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel for all Indemnified Parties in connection with any Third Party Claim. Notwithstanding the foregoing, the Indemnifying Party may not assume the defense of the Third Party Claim if the Third Party Claim requests relief in the form of an injunction or other equitable relief to be imposed upon the Indemnified Party.

9.4.3 If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnifying Party will not consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnified Party (not to be unreasonably withheld) unless the judgment or proposed settlement (a) involves only the payment of money damages by the Indemnifying Party, all of which the Indemnifying Party is obligated to pay, (b) does not impose an injunction or other equitable relief upon the Indemnified Party and (c) does not require the admission of any culpability or agreement to any change in the business practices of the Indemnified Party.

9.4.4 Unless and until an Indemnifying Party assumes the defense of the Third Party Claim as provided in Section 9.4.2 above, however, the Indemnified Party must use commercially reasonable efforts to defend against the Third Party Claim in a reasonably appropriate manner.

9.4.5 In no event will the Indemnified Party consent to the entry of any judgment or enter into any settlement with respect to the Third Party Claim without the prior written consent of the Indemnifying Party (not to be unreasonably withheld), provided that the Indemnified Party may do so without such consent if it elects to waive its right of indemnification with respect to the amount of such settlement in connection with such claim, litigation, investigation or proceeding or the Indemnifying Party refuses to acknowledge Liability for indemnification under this Agreement and/or fails to or declines to defend the Indemnified Party in such claim, litigation or proceeding.

9.5 Determination of Adverse Consequences. Notwithstanding any provision of this Agreement, except in the event of a Third Party Claim or criminal violation of Law, no Party shall be liable for, and the definition of Adverse Consequences shall not include, any special, punitive, exemplary, remote or speculative damages, directly or indirectly relating to a breach of this Agreement and to the extent an Indemnified Party asserts a claim for consequential damages, the Parties hereby acknowledge and agree that, in order for such damages to be recoverable, such damages shall be natural, probable and reasonably foreseeable. All indemnification payments under this Section 9 shall be paid by the Indemnifying Party net of the amount of any insurance proceeds actually received by the Indemnified Party, less the amount of any costs incurred in connection with collecting such insurance proceeds and the cost of increased premiums or expenses as a result of such claim, including any deductible, retroactive or retrospective premium adjustments or other similar payments. All indemnification payments under this Section 9 shall be deemed adjustments to the Purchase Price.

9.6 Materiality. The Parties acknowledge and agree that for purposes of calculating the amount of Adverse Consequences caused by the breach of a representation, warranty or covenant, the terms “Material Adverse Effect” and “material” (or words of similar import), as such terms are used in any representation, warranty or covenant or in any certificate or document delivered hereunder, shall be disregarded.

9.7 Exclusive Remedy. The Parties acknowledge and agree that, notwithstanding any provision of this Agreement to the contrary, the foregoing indemnification provisions in this Section 9 shall be the sole and exclusive remedy, at law, in equity or otherwise, of the Parties (including the Buyer Indemnified Parties) from and after the Closing with respect to the transactions contemplated by this Agreement, including any claim for any breach of this Agreement or the representations, warranties and covenants contained herein, except with respect to (a) claims relating to fraud and (b) Buyer’s right to any equitable remedy, including a preliminary or permanent injunction or specific performance, as provided in Section 10.15.

9.8 No Recourse. Notwithstanding any provision in this Agreement, each of Seller and Parent hereby irrevocably waives, effective upon the Closing, any and all claims and right to recourse against the Company and the Subsidiary with respect to any misrepresentation or breach of any representation, warranty or indemnity, or noncompliance with any conditions, covenants or agreements, given or made by Seller or Parent in this Agreement, the Transaction Documents or any other agreements and documents executed or to be executed in order to consummate the transactions contemplated by this Agreement. Neither Seller nor Parent shall be entitled to contribution from, subrogation to or recovery against the Company or the Subsidiary with respect to any Liability of Seller or Parent, including any such Liability that may arise under or pursuant to this Agreement, the Transaction Documents or any other agreements or documents executed or to be executed by the parties hereto in connection herewith.

9.9 Mitigation. Each Party shall take commercially reasonable steps to mitigate its Adverse Consequences subject to an indemnification obligation by another Party (including incurring costs to the minimum extent necessary to remedy the breach that gives rise to the Adverse Consequences, to the extent it is commercially reasonable to do so) upon having actual knowledge of an event that would reasonably be expected to, or does, give rise to such Adverse Consequences; provided, however, that such Party shall not be required to make such efforts if such efforts would be detrimental in any material respect to such non-breaching Party beyond merely incurring costs to the minimum extent necessary to remedy the breach that gives rise to the Adverse Consequences. To the extent a Party takes steps to mitigate Adverse Consequences for which another Party is obligated hereunder to indemnify the first Party, then in addition to such indemnification obligation the Party owing the indemnification obligation shall be obligated to reimburse the other Party for the cost of such mitigation, promptly upon written request.

Failure by a Party to undertake commercially reasonably efforts to mitigate Adverse Consequences as contemplated in this Section 9.9 shall not relieve the Indemnifying Party of any obligation to indemnify the Indemnified Party for such Adverse Consequences, but shall reduce the indemnification obligation to the extent the Indemnifying Party can establish that the failure to mitigate (a) was in violation of this Section 9.9 and (b) increased the Adverse Consequences.

10. Miscellaneous.

10.1 Press Releases and Public Announcements. Neither Party nor their respective Affiliates shall issue any press release or make any public announcement relating to the subject matter of this Agreement without the prior written approval of Buyer and Seller, except as such release or announcement may be required by applicable Law or the rules or regulations of any United States or foreign securities exchange, in which case the Party required to make the release or announcement shall allow the other Party reasonable time to comment on such release or announcement in advance of such issuance.

10.2 No Third-Party Beneficiaries. Except as provided in Section 9.2 with respect to the Buyer Indemnified Parties, this Agreement shall not confer any rights or remedies upon any Person other than the Parties and their respective successors and permitted assigns. Nothing in this Agreement, whether express or implied, shall be construed to create any third-party beneficiary rights in any present or former employee, service provider, independent contractor or consultant of the Company or the Subsidiary or any such person’s alternate payees, dependents or beneficiaries, whether in respect of continued service or resumed service, compensation, benefits or otherwise.

10.3 Entire Agreement. This Agreement (including the documents referred to herein and the Exhibits and Schedules hereto) constitutes the entire agreement among the Parties and supersedes any prior understandings, agreements, or representations by or among the Parties, written or oral, to the extent they relate in any way to the subject matter hereof.

10.4 Succession and Assignment. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and permitted assigns. No Party may assign either this Agreement or any of such Party’s rights, interests, or obligations under this Agreement without the prior written approval of the other Party; provided, however that Buyer may assign this Agreement without Parent’s or Seller’s prior written approval to any (a) subsidiary of Buyer, provided that Buyer shall remain liable for all of its obligations hereunder or (b) Person after the Closing.

10.5 Counterparts. This Agreement may be executed in one or more counterparts (including by means of facsimile), each of which shall be deemed an original but all of which together will constitute one and the same instrument.

10.6 Headings. The section headings contained in this Agreement are inserted for convenience only and shall not affect in any way the meaning or interpretation of this Agreement.

10.7 Notices. All notices, requests, demands, claims, and other communications under this Agreement shall be in writing. Any notice, request, demand, claim, or other communication under this Agreement shall be deemed duly given (i) when delivered personally to the recipient, (ii) one business day after being sent to the recipient by reputable overnight courier service (charges prepaid), (iii) one business day after being sent to the recipient by facsimile transmission, or (iv) four business days after being mailed to the recipient by certified mail, return receipt requested and postage prepaid, and addressed to the intended recipient as set forth below:

If to Seller:	Slan Limited

c/o Trintech Technologies Limited

Block C

Central Park

Leopardstown

Dublin 18, Ireland

Attn: President

Fax: 011 353 1 207 4300

With a copy to:

Scheef & Stone, L.L.P.

500 North Akard, Suite 2700

Dallas, Texas 75201

Attn: Bill Stone

Fax: 214.706.4242

If to Buyer:

The Advisory Board Company

2445 M Street, NW

Washington, DC 20037

Attn: Evan R. Farber

Fax: (202) 266-5700

With a copy to:

Hogan & Hartson LLP

7930 Jones Branch Drive

McLean, VA 22102

Attn: Carine S. Stoick, Esq.

Fax: 703.610.6200

Either Party may change the address to which notices, requests, demands, claims, and other communications under this Agreement are to be delivered by giving the other Party notice in the manner set forth in this Section 10.7.

10.8 GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE DOMESTIC LAWS OF THE STATE OF DELAWARE WITHOUT GIVING EFFECT TO ANY CHOICE OR CONFLICT OF LAW PROVISION OR RULE (WHETHER OF THE STATE OF DELAWARE OR ANY OTHER JURISDICTION) THAT WOULD CAUSE THE APPLICATION OF THE LAWS OF ANY JURISDICTION OTHER THAN THE STATE OF DELAWARE.

10.9 SUBMISSION TO JURISDICTION; WAIVER OF JURY TRIAL.

10.9.1 EACH OF THE PARTIES SUBMITS TO THE JURISDICTION OF ANY STATE OR FEDERAL COURT SITTING IN DELAWARE, IN ANY ACTION OR PROCEEDING ARISING OUT OF OR RELATING TO THIS AGREEMENT AND AGREES THAT ALL CLAIMS IN RESPECT OF THE ACTION OR PROCEEDING MAY BE HEARD AND DETERMINED IN ANY SUCH COURT. EACH OF THE PARTIES WAIVES ANY DEFENSE OF INCONVENIENT FORUM TO THE MAINTENANCE OF ANY ACTION OR PROCEEDING SO BROUGHT AND WAIVES ANY BOND, SURETY, OR OTHER SECURITY THAT MIGHT BE REQUIRED OF ANY OTHER PARTY WITH RESPECT THERETO. EITHER PARTY MAY MAKE SERVICE ON THE OTHER PARTY BY SENDING OR DELIVERING A COPY OF THE PROCESS TO THE PARTY TO BE SERVED AT THE ADDRESS AND IN THE MANNER PROVIDED FOR THE GIVING OF NOTICES IN SECTION 10.7 ABOVE. NOTHING IN THIS SECTION 10.9, HOWEVER, SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE LEGAL PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR AT EQUITY. EACH PARTY AGREES THAT A FINAL JUDGMENT IN ANY ACTION OR PROCEEDING SO BROUGHT SHALL BE CONCLUSIVE AND MAY BE ENFORCED BY SUIT ON THE JUDGMENT OR IN ANY OTHER MANNER PROVIDED AT LAW OR IN EQUITY.

10.9.2 EACH OF THE PARTIES HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY RIGHTS OR OBLIGATIONS UNDER THIS AGREEMENT, OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH OF THE PARTIES (i) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE OTHER PARTY HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (ii) ACKNOWLEDGES THAT SUCH OTHER PARTY HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS SECTION 10.9.2.

10.10 Amendments and Waivers. No amendment of any provision of this Agreement shall be valid unless the same shall be in writing and signed by Buyer and Seller. No waiver by any Party of any provision of this Agreement or of any default, misrepresentation, or breach of warranty or covenant under this Agreement, whether intentional or not, shall be valid unless the same shall be in writing and signed by the Party making such waiver, nor shall such waiver be deemed to extend to any prior or subsequent default, misrepresentation, or breach of warranty or covenant under this Agreement or to affect in any way any rights arising by virtue of any prior or subsequent such occurrence.

10.11 Severability. Any term or provision of this Agreement that is invalid or unenforceable in any situation in any jurisdiction shall not affect the validity or enforceability of the remaining terms and provisions of this Agreement or the validity or enforceability of the offending term or provision in any other situation or in any other jurisdiction.

10.12 Expenses. Except as expressly provided in this Agreement, each of Buyer, Seller, the Company, and the Subsidiary will bear its own costs and expenses (including legal fees and expenses) incurred in connection with this Agreement and the transactions contemplated by this Agreement.

10.13 Construction. The Parties have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any Party by virtue of the authorship of any of the provisions of this Agreement. Any reference to any federal, state, local, or foreign statute or law shall be deemed also to refer to all rules and regulations promulgated under such statute or law, unless the context requires otherwise. The word “including” shall mean including without limitation. Unless the context otherwise requires, all references in this Agreement to any “Article,” “Section,” “Schedule” or “Exhibit” are to the corresponding Article, Section, Schedule or Exhibit of this Agreement. Unless the context otherwise requires, the words “hereby,” “herein,” “hereinafter,” “hereof,” and “hereunder” refer to this Agreement as a whole and not merely to the provision in which such words appear. The phrase “made available to Buyer” means delivery to Buyer by posting of the applicable material in Seller’s electronic data room.

10.14 Incorporation of Exhibits, Annexes, and Schedules. The Exhibits, Annexes, and Schedules identified in this Agreement are incorporated in this Agreement by reference and made a part of this Agreement for all purposes.

10.15 Specific Performance. The Parties acknowledge that irreparable damages would occur if any of the provisions of this Agreement related to either of their obligations were not performed by either of them in accordance with their specific terms or were otherwise breached. It is accordingly agreed that, notwithstanding anything to the contrary contained herein, Buyer and Seller shall be entitled to an injunction or injunctions to prevent breaches of this Agreement by the other Party and to enforce specifically the terms and provisions hereof in any court of the United States or any state having jurisdiction, in addition to any other remedy to which such Party is entitled at Law or in equity without the posting of any bond or surety.

10.16 Parent Guaranty.

10.16.1 Parent, for itself and its successors in interests and assigns, hereby absolutely, unconditionally and irrevocably guarantees, as a principal obligor, and not merely as a surety, to Buyer, any Buyer Indemnified Parties (for the purpose of Section 9) and Buyer’s successors and permitted assigns, the due and punctual payment, performance and observance by Seller of any and all of the payment and performance obligations of Seller in this Agreement (referred to collectively as the “Guaranteed Obligations”). Pursuant to the foregoing, Parent is obligated to make each payment and to perform each other obligation on the date when due, without notice to or demand upon Parent or Seller. Except to the extent otherwise provided for in this Agreement, any defenses and limitations on indemnification available to Seller pursuant to Section 9 shall also be available to Parent. This Section 10.16 shall be a continuing guaranty of the Guaranteed Obligations. Demand for payment in accordance with the terms hereof may be made hereunder on any number of occasions in the amount of all or any portion of the Guaranteed Obligations when due and no single demand shall exhaust the rights of the Buyer hereunder. Any and all payments by or on behalf of Parent hereunder shall be made free and clear of, and without deduction or withholding for, any and all present or future Taxes. This guaranty, and payment and performance by Parent hereunder, is in no way conditioned upon any requirement that Buyer or any Buyer Indemnified Party first attempt to collect or enforce any obligation from or against Seller, or upon any other event, action or inaction of any nature whatsoever. Notwithstanding anything to the contrary contained in this Section 10.16.1, except with respect to fraud and any breach of the Fundamental Representations, Buyer shall be required to recover first against the Indemnity Escrow Fund to the extent available and sufficient to satisfy any Adverse Consequences before seeking recovery from the guaranty of Parent pursuant to this Section 10.16.

10.16.2 Guaranty Absolute. The obligations of Parent hereunder shall be absolute and unconditional irrespective of the validity, legality or enforceability of all or any portion of this Agreement or any other document related hereto, and shall not be affected by (i) the liquidation or dissolution of Seller, or the merger or consolidation of Seller with or into any entity, or (ii) any modification, alteration, amendment or addition of or to this Agreement. Parent waives all defenses to the enforcement of its obligations pursuant to this Section 10.16. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, but subject to Section 10.16.3(b) below, the obligations of Parent pursuant to this Section 10.16 shall not exceed the obligations of Seller pursuant to this Agreement.

10.16.3 Waivers; Acknowledgments.

(a) Except for those notices required to be delivered to Parent under this Agreement, Parent waives diligence, presentment, protest, notice of dishonor, demand, extension of time for payment, notice of non-payment at maturity, and indulgences and notices of every kind, and consents to any and all changes in terms, covenants, and conditions of this Agreement approved by Seller in accordance with Section 10.10 above; it being the intention hereof that Parent shall remain liable as a principal until the full satisfaction of the Guaranteed Obligations, notwithstanding any act, omission, or thing which might otherwise operate as a legal or equitable discharge of Parent.

(b) Parent agrees that the obligations of Parent in this Section 10.16 shall not be impaired, modified, changed, released, or limited in any manner whatsoever by any impairment, modification, change, release, or limitation of the liability of Seller or the estate of Seller in bankruptcy, resulting from the operation of any present or future provision of the bankruptcy laws or other similar statute, or from the decision of any court.

(c) Parent agrees that each Buyer Indemnified Party shall have the full right, in its sole discretion and without any notice to or consent from Parent, from time to time and at any time and without affecting, impairing, or discharging, in whole or in part, the liability of Parent hereunder: (i) to make any change, amendment, or modification whatsoever of any of the terms or conditions of this Agreement, subject to Section 10.10; (ii) to extend, in whole or in part, by renewal or otherwise, and on one or any number of occasions, the time for the payment of any obligations pursuant to this Agreement or for the performance of any term or condition of this Agreement; and (iii) to settle, compromise, release, substitute, surrender, modify, or impair, to enforce and exercise, or to fail or refuse to enforce or exercise, any claims, rights, or remedies, of any kind or nature, which Buyer may at any time have against any Seller; provided that any of the foregoing actions are taken in accordance with the relevant terms of this Agreement or the Indemnity Escrow Agreement, as the case may be.

(d) Parent agrees that Parent’s obligations hereunder are irrevocable and independent of the obligations of Seller under this Agreement and a separate action or actions may be brought or prosecuted against Parent to enforce this Section 10.16 irrespective of whether an action is brought against Seller or whether Seller is joined in any such action or actions; and that Parent waives the benefit of any statute of limitations affecting Parent’s liability hereunder or the enforcement hereof, but only to the extent Seller is unable to claim the benefit of such statute of limitations.

(e) Parent agrees that Parent shall have no right of subrogation against Seller whatsoever with respect to the Guaranteed Obligations unless and until all such Guaranteed Obligations have been fully satisfied.

(f) Parent hereby waives any duty on the part of Buyer or any other Person to disclose to Parent any matter, fact or thing relating to the business, operation or condition of the Company and the Subsidiary (except as otherwise set forth herein).

10.16.4 Representations and Warranties. Parent hereby represents and warrants as follows:

(a) The execution, delivery and performance of this Agreement by Parent have been duly authorized by all necessary corporate action on the part of Parent and do not and will not (i) require any consent or approval of the Board of Directors and shareholders of Parent which has not been obtained, (ii) violate any provision of the organizational documents of Parent or of any Law presently in effect having applicability to Parent, (iii) require the consent or approval of, or filing or registration with any Governmental Entity, or (iv) result in a breach of or constitute a default under, or result in the imposition of any lien, charge or encumbrance upon any property of Parent pursuant to, any indenture or other agreement or instrument under which Parent is a party or by which it or any of its properties may be bound or affected. The individual executing and delivering this Agreement for and on behalf of Parent is duly authorized to so act.

(b) This Section 10.16 is valid, binding and enforceable in accordance with its provisions, except as may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance, moratorium and other laws affecting the enforcement of creditors’ rights in general, and no conditions exist to the legal effectiveness of this Agreement as to Parent.

10.17 Further Assurances. Each Party agrees that from time to time after the Closing Date, it will execute and deliver or cause its respective Affiliates to execute and deliver such further instruments, and take or cause their respective Affiliates to take such other action, as may be reasonably necessary to carry out the purposes and intents of this Agreement and the other Transaction Documents.

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EXECUTION

The parties hereto, intending to be legally bound, have executed this Share Purchase Agreement as of the date first above written.

SELLER:

SLAN LIMITED

By:
Name (print):
Title:

BUYER:

THE ADVISORY BOARD COMPANY

By:
Name (print):
Title:

Solely for purposes of Sections 5.3, 5.5, 6.5, 9.9 and 10.16:

PARENT:

TRINTECH GROUP PLC

By:
Name (print):
Title: